As filed with the Securities and Exchange Commission on August 14, 2020.

Registration Statement No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blue Hat Interactive Entertainment Technology

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3942	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7th Floor, Building C, No. 1010 Anling Road

Huli District, Xiamen, China 361009

86-592-228-0081

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jolie Kahn, Esq. 12 E. 49th Street, 11th floor New York, NY 10017 Telephone: (516) 217-6379 Facsimile: (866) 705-3071

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Ordinary Shares (2)	$16,808,572	$2,181.75
Total	$16,808,572	$2,181.75

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act. 13,661,441 ordinary shares are being registered at the $1.23 closing sale price on August 13, 2020, for the selling stockholders, consisting of (i) 12,356,061 ordinary shares underlying $3,262,000 principal amount of Senior Secured Notes due October 30, 2021, (ii) 784,000 ordinary shares underlying 784,000 warrants issued to the selling stockholders and (iii) 521,380 ordinary shares underlying 200% of placement agent warrants issued in connection with the private placement of the Senior Secured Notes due October 30, 2021.

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2020

PRELIMINARY PROSPECTUS

13,661,441 Ordinary Shares

This prospectus relates to the offer and sale of up to 13,661,441ordinary shares of Blue Hat Interactive Entertainment Technology, a Cayman Islands corporation, issuable to certain selling stockholders, consisting of (i) 12,356,061 ordinary shares underlying $3,262,000 principal amount of Senior Secured Notes due October 30, 2021, (ii) 784,000 ordinary shares underlying 784,000 warrants issued to the selling stockholders and (iii) 521,380 ordinary shares underlying 200% of placement agent warrants issued in connection with the private placement of the Senior Secured Notes due October 30, 2021.

This prospectus covers any additional ordinary that may become issuable by reason of stock splits, stock dividends, and other events described therein.

The selling stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more privately negotiated transactions at prices acceptable to the selling stockholder, or otherwise, so long as our ordinary shares is trading on the Nasdaq Capital Market or the OTCQB, and if it is not trading on the OTCQB, OTCQX or a listed exchange, sales may only take place at fixed prices.

We are registering these ordinary shares for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. We will not receive any proceeds from the sale of shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell these ordinary shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “PLAN OF DISTRIBUTION”. In connection with any sales of the ordinary shares offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

Our ordinary shares trades on the Nasdaq Capital Market under the symbol “BHAT”. The closing sale price on the Nasdaq Capital Market on August 13, 2020, was $1.23 per share.

Our principal executive offices are located at 7th Floor, Building C, No. 1010 Anling Road, Huli District, Xiamen, China 361009.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page18 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2020.

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We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer to sell our ordinary shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ordinary shares.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Blue Hat,” the “Company,” “we,” “us” and “our” refer to Blue Hat Interactive Entertainment Technology and its subsidiaries, its variable interest entity and the subsidiaries of its variable interest entity.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

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Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Our functional currency is Renminbi, or RMB. Our consolidated financial statements are presented in U.S. dollars. We use U.S. dollars as the reporting currency in our consolidated financial statements and in this prospectus. Assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates, and revenues and expenses are translated using the average rate of exchange in effect during the reporting period, as set forth in Note 2 of the notes to the consolidated financial statements included elsewhere in this prospectus. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB 6.8755 to $1.00, the noon buying rate on December 31, 2018, as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On April 26, 2019, the noon buying rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System was RMB 6.7282 to $1.00.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our ordinary shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

We are a producer, developer and operator of augmented reality (AR) interactive entertainment games and toys in China, including interactive educational materials, mobile games, and toys with mobile game features. Our mobile-connected entertainment platform enables us to connect physical items to mobile devices through wireless technologies, creating a unique interactive user experience. Our goal is to create a rich visual and interactive environment for users through the integration of real objects and virtual scenery. We believe this combination provides users with a more natural form of human-computer interaction and enhances users’ perception of reality, thus providing a more diversified entertainment experience. By leveraging our strong technological capabilities and infrastructure, we believe we are able to deliver a superior user experience and conduct our operations in a highly efficient manner.

The core of our business is our proprietary technology. Our patents, trademarks, copyrights, and other intellectual property rights serve to distinguish our products, protect our products from infringement, and contribute to our competitive advantages. To secure the value of our technology and developments, we are aggressive in pursuing a combination of patent, trademark and copyright protection for our proprietary technologies. As of August 14, 2020, our intellectual property portfolio included 199 authorized patents, 1 applications for PCT international patents, 645 artistic copyrights, 37 patents pending in various stages of the application process, 13 applications for PCT international patents, 95 registered trademarks and 29 software copyrights.

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We strive to create an engaging, interactive and immersive community for users of our products. The majority of our users are among the young Chinese generation between the ages of 3 and 23, although many of our products appeal to users outside of this demographic. We intend to further penetrate the Chinese market with new products that will target users ages 14 and above. Specifically, our strategies include marketing Fidolle, a ball-jointed “smart doll”, and QI, a gaming and entertainment platform designed for both family home use and amusement arcades. We believe our high-quality content is a magnet for users with common interests to connect and share their passions on our platform, which helps to cultivate a strong sense of belonging, effectively strengthening our user retention.

Our Business

We currently offer four primary AR interactive product lines: AR Racer, AR Crazy Bug, AR 3D Magic Box and AR Picture Book.

AR Racer

AR Racer provides an innovative way for users to interact and play a traditional game. AR Racer is a car-racing mobile game with a small physical toy car that is placed onto the user’s mobile device screen. AR Racer allows users to virtually race one another via a simulated racing track and to also engage in individual races. The physical toy car uses non-adhesive materials to stick to a designated area of the mobile device. Our photosensitive recognition technology allows the toy car to be used as a controller such that when a player encounters an obstacle in the mobile game, the toy car will respond with entertaining actions, such as flashing lights and vibrations that enhance the user experience. AR Racer accounted for approximately 55.6% of our total revenues in 2018.

AR Crazy Bug

AR Crazy Bug (previously named “AR Need a Spanking”) is an exciting combat game with a ladybug shaped electronic toy. AR Crazy Bug lets the user physically control the outcome of the game. Our infrared induction technology allows the user’s mobile device to serve as a control panel by which the user controls the movement of the toy for game play in battle dynamics, while simultaneously moving the toy in reality. The user’s mobile device shows a display of virtual enemies while also capturing the position of the toy in the real world, allowing the user to approach or escape its combatants. The program embedded in the toy is used to establish a variety of fun, unique game play mechanics. AR Need a Spanking accounted for approximately 33.9% of our total revenues in 2018.

AR 3D Magic Box

AR 3D Magic Box has the unique ability to transport children’s drawings into diverse backgrounds, giving the user a discovery based experience. AR 3D Magic Box uses AR recognition technology to allow children to draw shapes or objects onto a physical card while the mobile game captures the drawings and animates them in a set background, for example, under the sea. AR 3D Magic Box is an educational toy with built in quizzes and games targeted for users between the ages of 3 and 9. AR 3D Magic Box accounted for approximately 0.001% of our total revenues in 2018.

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AR Picture Book

AR Picture Book is a new and exciting way to introduce children to the rich and diverse world we live in. AR Picture Book provides an educational and interactive experience that allows stories to come to life. AR Picture Book is an AR platform that allows mobile devices to read aloud the pages of a physical book while the users interact with the pictures and graphics on the pages of the book. AR Picture Book reads the story back to the users as the mobile device recognizes the pages of the book. AR Picture Book is designed for children between the ages of 3 and 5 and has been adopted for use by several kindergarten schools in China. There are two series of AR Picture Book: a 12-book Chinese Core Values series and a Sexual Harassment Prevention Series. The Sexual Harassment Prevention Series was initially developed with the China Teenagers and Children Development Service Center and the Municipal Procuratorate of Tong’an District Xiamen City. AR Picture Book educates children on interpersonal skills, logical thinking and more specific topics, such as sexual harassment. AR Picture Book is used in over ten kindergartens in Xiamen and accounted for approximately 0.03% of our total revenues in 2018.

We plan to continue to invest significant amounts of our resources towards product development and bringing new products to the market. We believe our current reserves are sufficient for product development for the next three to five years. We intend to introduce two new products, Fidolle in 2019 and QI in 2021, and two additional new products in 2020. We intend to launch new generations of our four existing products within the next three years. We are currently developing Fidolle and QI.

Industry Background

According to market research data, the total retail sales of toys and games in China have soared from RMB 111.8 billion in 2012 to RMB 276.5 billion in 2017, registering an average annual growth rate of 19.9%. In 2017, retail sales of traditional toys and games increased by 7.4% annually to RMB 74.43 billion, representing 26.9% of total market turnover, while retail sales of electronic toys and games increased by 24.1% annually to RMB 202.07 billion, accounting for 73.1% of total market turnover.

As incomes of urban residents in China continue to rise and quality of life continues to improve, toy demands are beginning to change. There is a shift away from traditional, medium- to low-end battery-operated toys, construction sets and decorative toys, towards innovative electronic toys and intelligent toys. Despite this economic and cultural shift, many industry players believe that toy and game companies continue to underestimate the spending power of China’s low-income groups. With average income rising at a rate of 8%-11% annually in China, wage earners are enjoying higher disposable incomes, which we believe will lead to an increase in demand for toys and games in China, particularly innovative and exciting products.

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Competitive Strengths

We believe the following competitive strengths will continue to contribute to our success in the AR interactive toy and game market:

•	Advanced AR Technology in Interactive Entertainment – Our business model centers around toys, mobile games, and original intellectual property. By focusing on the development of our AR technologies, we differentiate ourselves from traditional toy companies that lack the technological sophistication required to enter the AR interactive toy industry. We believe our core technological advantage lies in the superiority of our image recognition and motion capture technologies.

•	Community-Based Platform – We build gaming communities that integrate online and offline relationships and activities. We promote gaming events by hosting national gaming competitions, such as the AR Racer Championship 2017, and by attending at least two gaming exhibitions per year. These activities allow us to attract new users.

•	Multi-Platform Coverage – Our products cover multiple platforms including PCs, iOS and Android. Such multi-platform approach allows us to attract a broad base of users with diverse entertainment preferences.

•	Highly Engaged and Interactive Community – We build our brand and retain our users by promoting frequent interactions between users. Our content is highly dynamic, as our users are able to interact with each other which in turn bolsters their overall entertainment and the social experience offered by our platform.

•	Strong Research and Development – We believe the key to success in the AR interactive toy market is research and development. As such, we invest substantially in the research and development of AR technologies.

•	Proprietary Intellectual Property – The core of our business is our proprietary technology. Our patents, trademarks, copyrights, and other intellectual property rights serve to distinguish our products, protect our products from infringement, and contribute to our competitive advantages.

•	Variety of Products and Comprehensive Business Model - We currently offer four primary product lines, each of which extends to several derivative products and mobile games. Our comprehensive business model, integrating research and development of AR technologies, original content design, and promotion and sales encourages our sustained growth in the marketplace.

•	Strong Sales and Marketing Distribution - Our sales and marketing team is experienced and has fostered successful, long-term relationships with our partnered distributors.

•	Experienced Management Team – Our management team consists of seasoned executives with several years of experience in broad management roles. We foster and encourage a highly committed management team that includes employees specialized in AR technology and equipment, as well as sales and marketing.

•	Award Winning and Recognized Brand –In March 2012, we were appointed as vice-chairman of the Animation Game Industry in the Fujian Province. In February 2014, we were approved as a Xiamen Technology-based Medium and Small-Sized Enterprise of 2014. We were named Xiamen Intellectual Property Pilot Enterprise of 2014-2015. In May 2016, Blue Hat Fujian was officially listed on the New Third Board in China. China’s over-the-counter stock market, and was subsequently delisted in May 2018, per Blue Hat Fujian’s request. These accolades contribute to our brand recognition.

 Our Strategy

Our mission is to provide high quality, cutting edge interactive entertainment products and services to our users and we aspire to become one of the most popular technology-enabled entertainment communities for the young generation in China.

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We intend to continue to focus our efforts on our AR interactive toys to combine technology, physical toys and mobile application games to add interactive gameplay to traditional toys. We plan to pursue the following growth strategies to expand our business and further extend our position in the AR interactive toy market in China:

•	Enhance Game Content –As a direct result of our advanced AR technologies, we are, and must continue to be, able to alter game content quickly to adapt to the fast changing market.

•	Substantial Investment in Research and Development – We intend to continue to increase our investment in research and development and improve our research and innovation capacity.

•	Increase the Variety of AR Entertainment Products – We intend to devote significant resources to enhancing our current products and developing new products.

•	Enhance Sales and Marketing – In September 2018, we opened our first physical experience store in Xiamen, China. We plan to open three additional stores in Xiamen in the first half of 2019.

To implement our growth strategy, we intend to hire talented personnel to enrich our management team and strengthen our business.

Corporate History

We are a holding company incorporated on June 13, 2018, under the laws of the Cayman Islands, or Blue Hat Cayman. We have no substantive operations other than holding all of the issued and outstanding shares of Brilliant Hat Limited, or Blue Hat BVI, established under the laws of the British Virgin Islands on June 26, 2018.

Blue Hat BVI is also a holding company holding all of the outstanding equity of Blue Hat Interactive Entertainment Technology Limited, or Blue Hat HK, which was established in Hong Kong on June 26, 2018. Blue Hat HK is also a holding company holding all of the outstanding equity of Xiamen Duwei Consulting Management Co., Ltd., or Blue Hat WFOE, which was established on July 26, 2018 under the laws of the PRC.

We, through our variable interest entity, or VIE, Fujian Blue Hat Interactive Entertainment Technology Ltd., or Blue Hat Fujian, a PRC company, and through its wholly owned subsidiaries, including Hunan Engaomei Animation Culture Development Co., Ltd., or Blue Hat Hunan, and Shenyang Qimengxing Trading Co., Ltd., or Blue Hat Shenyang, each a PRC company, engage in designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features worldwide.

On September 18, 2017, Blue Hat Fujian formed a joint venture with Xiamen Youth Education Development Co., Ltd. and Youying Wang, contributing a 48.5% equity interest in Fujian Youth Hand in Hand Educational Technology Co., Ltd., or Fujian Youth, a PRC company. As of December 31, 2018 and December 31, 2017, Fujian Youth had no operations.

On January 25, 2018, Blue Hat Fujian established its wholly owned subsidiary, Chongqing Lanhui Technology Co. Ltd., or Blue Hat Chongqing, a PRC company. As of December 31, 2018, Blue Hat Chongqing had no operations.

On September 10, 2018, Blue Hat Fujian established its wholly owned subsidiary, Pingxiang Blue Hat Technology Co. Ltd., or Blue Hat Pingxiang, a PRC company. Blue Hat Pingxiang also engages in designing, producing, promoting and selling interactive toys with mobile games features, original intellectual property and peripheral derivatives features worldwide.

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On September 20, 2018, Blue Hat Fujian formed a joint venture with Fujian Jin Ge Tie Ma Information Technology Co., Ltd., contributing a 20.0% equity interest in Xiamen Blue Wave Technology Co. Ltd., or Xiamen Blue Wave, a PRC company.

On October 16, 2018, Blue Hat Fujian formed a joint venture with Renchao Huyu (Shanghai) Culture Development Co. Ltd., contributing a 49% ownership interest in Renchao Huyu (Shanghai) Culture Propagation Co. Ltd., or Renchao Huyu, with the remaining 51% ownership owned by Renchao Huyu (Shanghai) Culture Development Co. Ltd.

On November 13, 2018, Blue Hat Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned a majority of the equity interests of Blue Hat Cayman prior to the reorganization. Blue Hat Cayman, Blue Hat BVI, and Blue Hat HK were established as the holding companies of Blue Hat WFOE. Blue Hat WFOE is the primary beneficiary of Blue Hat Fujian and its subsidiaries, and all of these entities included in Blue Hat Cayman are under common control which results in the consolidation of Blue Hat Fujian and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements.

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The charts below summarize our corporate legal structure and identify our subsidiaries, our VIE and its subsidiaries:

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Name	Background	Ownership
Brilliant Hat Limited	• A British Virgin Islands company • Incorporated on June 26, 2018 • A holding company	100% owned by Blue Hat Interactive Entertainment Technology
Blue Hat Interactive Entertainment Technology Limited	• A Hong Kong company • Incorporated on June 26, 2018 • A holding company	100% owned by Brilliant Hat Limited
Xiamen Duwei Consulting Management Co., Ltd.	• A PRC limited liability company and deemed a wholly foreign owned enterprise, or WFOE • Incorporated on July 26, 2018 • Registered capital of $ 736,073 (RMB 5,000,000) • A holding company	100% owned by Blue Hat Interactive Entertainment Technology Limited
Fujian Blue Hat Interactive Entertainment Technology Ltd.

•     A PRC limited liability company

•     Incorporated on January 7, 2010

•     Registered capital of $4,697,526 (RMB 31,054,000)

•     Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

VIE of Blue Hat Xiamen Duwei Consulting Management Co., Ltd.
Hunan Engaomei Animation Culture Development Co., Ltd.

•     A PRC limited liability company

•     Incorporated on October 19, 2017

•     Registered capital of $302,540 (RMB 2,000,000)

•     Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.
Shenyang Qimengxing Trading Co., Ltd.

•     A PRC limited liability company

•     Incorporated on July 27, 2017

•     Registered capital of $302,540 (RMB 2,000,000)

•     Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.
Chongqing Lanhui Technology Co. Ltd.

•     A PRC limited liability company

•     Incorporated on January 25, 2018

•     Registered capital of $302,540 (RMB 2,000,000)

•     Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.
Pingxiang Blue Hat Technology Co. Ltd.

•     A PRC limited liability company

•     Incorporated on September 10, 2018

•     Registered capital of $302,540 (RMB 2,000,000)

•     Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.

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Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, the production, development and operation of AR interactive entertainment games and toys in China, including interactive educational materials, mobile games, and toys with mobile game features, we operate our businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Blue Hat Fujian is controlled through contractual arrangements in lieu of direct equity ownership by us or any of our subsidiaries. Such contractual arrangements consist of a series of three agreements, along with shareholders’ powers of attorney, or POAs, and irrevocable commitment letters, or collectively, the Contractual Arrangements, which were signed on November 13, 2018.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Blue Hat WFOE and Blue Hat Fujian, Blue Hat WFOE has the exclusive right to provide Blue Hat Fujian with technical support services, consulting services and other services, including technical support, technical assistance, technical consulting, and professional training necessary for Blue Hat Fujian’s operation, network support, database support, software services, business management consulting, grant use rights of intellectual property rights, lease hardware and device, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on Blue Hat Fujian’s needs. In exchange, Blue Hat WFOE is entitled to a service fee that equals to all of the consolidated net income after offsetting previous year’s loss (if any) of Blue Hat Fujian. The service fee may be adjusted by Blue Hat WFOE based on the actual scope of services rendered by Blue Hat WFOE and the operational needs and expanding demands of Blue Hat Fujian.

Pursuant to the exclusive business cooperation agreement, Blue Hat WFOE has the unilateral right to adjust the service fee at any time, and Blue Hat Fujian has no right to adjust the service fee. We believe that such conditions under which the service fee may be adjusted will be primarily based on the needs of Blue Hat Fujian to operate and develop its business in the AR market. For example, if Blue Hat Fujian needs to expand its business, increase research input or consummate mergers or acquisitions in the future, Blue Hat WFOE has the right to decrease the amount of the service fee, which would allow Blue Hat Fujian to have additional capital to operate and develop its business in the AR market.

The exclusive business cooperation agreement remains in effect for 10 years until November 13, 2028 and shall be automatically renewed for one year at the expiration date of the validity term. However, Blue Hat WFOE has the right to terminate this agreement upon giving 30 days’ prior written notice to Blue Hat Fujian at any time.

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Call Option Agreements

Pursuant to the call option agreements, among Blue Hat WFOE, Blue Hat Fujian and the shareholders who collectively owned all of Blue Hat Fujian, such shareholders jointly and severally grant Blue Hat WFOE an option to purchase their equity interests in Blue Hat Fujian. The purchase price shall be the lowest price then permitted under applicable PRC laws. Blue Hat WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in Blue Hat Fujian until it has acquired all equity interests of Blue Hat Fujian, which is irrevocable during the term of the agreements.

The call option agreements remains in effect for 10 years until November 13, 2028 and shall be automatically renewed for one year at the expiration date of the validity term. However, Blue Hat WFOE has the right to terminate these agreements upon giving 30 days’ prior written notice to Blue Hat Fujian at any time.

Equity Pledge Agreement

Pursuant to the equity pledge agreement among the shareholders who collectively owned all of Blue Hat Fujian, such shareholders pledge all of the equity interests in Blue Hat Fujian to Blue Hat WFOE as collateral to secure the obligations of Blue Hat Fujian under the exclusive business cooperation agreement and call option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of Blue Hat WFOE unless transferring the equity interests to Blue Hat WFOE or its designated person in accordance to the call option agreements.

The equity pledge agreement shall come into force the date on which the pledged interests is recorded, which is three days after signing of the Agreement on November 13, 2018, under Blue Hat Fujian’s register of shareholders and is registered with competent administration for industry and commerce of Blue Hat Fujian until all of the liabilities and debts to Blue Hat WFOE have been fulfilled completely by Blue Hat Fujian. Blue Hat Fujian and the shareholders who collectively owned all of Blue Hat Fujian shall not terminate these agreements in any circumstance for any reason. However, Blue Hat WFOE has the right to terminate these agreements upon giving 30 days’ prior written notice to Blue Hat Fujian at any time.

Shareholders’ POAs

Pursuant to the shareholders’ POAs, the shareholders of Blue Hat Fujian give Blue Hat WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Blue Hat Fujian and to exercise all of their rights as shareholders of Blue Hat Fujian, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the call option agreements and the equity pledge agreement. The POAs shall remain in effect while the shareholders of Blue Hat Fujian hold the equity interests in Blue Hat Fujian.

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Irrevocable Commitment Letters

Pursuant to the irrevocable commitment letters, the shareholders of Blue Hat Fujian commit that their spouses or inheritors have no right to claim any rights or interest in relation to the shares that they hold in Blue Hat Fujian and have no right to impose any impact on the daily managing duties of Blue Hat Fujian, and commit that if any event which refrains them from exercising shareholders’ rights as a registered shareholder, such as death, incapacity, divorce or any other event, could happen to them, the shareholders of Blue Hat Fujian will take corresponding measures to guarantee the rights of other registered shareholders and the performance of the Contractual Arrangements. The letters are irrevocable and shall not be withdrawn without the consent of Blue Hat WFOE.

Based on the foregoing contractual arrangements, which grant Blue Hat WFOE effective control of Blue Hat Fujian and enable Blue Hat WFOE to receive all of their expected residual returns, we account for Blue Hat Fujian as a VIE. Accordingly, we consolidate the accounts of Blue Hat Fujian for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification, or ASC, 810-10, Consolidation.

Risks Associated with Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our ordinary shares. These risks are discussed more fully in “Risk Factors” beginning on page __. These risks include, but are not limited to, the following:

•	We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership;

•	We operate in a highly competitive market and the size and resources of many of our competitors may allow them to compete more effectively than we can, preventing us from achieving profitability;

•	Issues with products may lead to product liability, personal injury or property damage claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities that could divert resources, affect business operations, decrease sales, increase costs, and put us at a competitive disadvantage, any of which could have a significant adverse effect on our financial condition;

•	As a developer and seller of consumer products, we are subject to various government regulations and may be subject to additional regulations in the future, violation of which could subject us to sanctions or otherwise harm our business;

•	If we are not able to adequately protect our proprietary intellectual property and information, and protect against third party claims that we are infringing on their intellectual property rights, our results of operations could be adversely affected; and

•	Uncertainties with respect to China’s legal system could adversely affect us.

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Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

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We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, or Nasdaq, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.

•	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•	Exemption from the requirement that our board of directors have a remuneration committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

•	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq's Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Island requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Corporate Information

Our principal executive office is located at 7th Floor, Building C, No. 1010 Anling Road, Huli District, Xiamen, China 361009. Our telephone number is 86-592-2280081. Our registered office in the Cayman Islands is located at the office of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Ave., Suite 204, Newark, DE 19711. Our website is located at http://www.bluehatgroup.net. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

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 The Offering

Ordinary shares offered by the selling stockholder:	Up to 13,661,441ordinary shares are being offered by the selling stockholders.

Offering prices:	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling stockholder may determine.

Ordinary shares outstanding:	35,141,114 shares as of August 14, 2020.

Nasdaq Capital Market:	BHAT for ordinary shares.

Use of proceeds:	We are not selling any of the ordinary shares being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholder. All of the proceeds from the sale of ordinary shares offered by this prospectus will go to the selling stockholder at the time it sells its shares.

Dividend policy:	We have never declared or paid any dividends to the holders of our ordinary shares and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain any earnings for use in connection with the expansion of our business and for general corporate purposes.

Risk factors:	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities

Transfer agent and registrar	VStock Transfer, LLC

The number of ordinary shares that will be outstanding after this offering set forth above is based on 35,141,114 ordinary shares outstanding as of August 14, 2020, and excludes the following only the warrants offered in the July 2020 private placement which is the subject of this prospectus.

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RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our ordinary shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this annual report, before deciding to invest in our ordinary shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

We have a limited operating history. There is no assurance that our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

Given our limited operating history, there can be no assurance that we can build our business such that we can earn a significant profit or any profit at all. The future of our business will depend upon our ability to obtain and retain customers and when needed, obtain sufficient financing and support from creditors, while we strive to achieve and maintain profitable operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we undertake. There is no history upon which to base any assumption that our business will prove to be successful, and there is significant risk that we will not be able to generate the sales volumes and revenues necessary to achieve profitable operations. To the extent that we cannot achieve our plans and generate revenues which exceed expenses on a consistent basis, our business, results of operations, financial condition and prospects will be materially adversely affected.

Our management team has limited public company experience. Prior to our initial public offering, we had never operated as a public company in the United States and several of our senior management positions are currently held by employees who have been with us for a short period of time. Our entire management team, as well as other company personnel, will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company. If we are unable to effectively comply with the regulations applicable to public companies or if we are unable to produce accurate and timely financial statements, which may result in material misstatements in our financial statements or possible restatement of financial results, our stock price may be materially adversely affected, and we may be unable to maintain compliance with the listing requirements of Nasdaq. Any such failures could also result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, harm to our reputation and diversion of financial and management resources from the operation of our business, any of which could materially adversely affect our business, financial condition, results of operations and growth prospects. Additionally, the failure of a key employee to perform in his or her current position could result in our inability to continue to grow our business or to implement our business strategy.

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 We operate in a highly competitive market and the size and resources of many of our competitors may allow them to compete more effectively than we can, preventing us from achieving profitability.

The market for animated toys is highly competitive, particular in China, where our operations are located. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow our market share, any of which could substantially harm its business and results of operations. We compete directly against manufacturers of games and toys, including large, diversified entertainment companies with substantial market share. In addition, we compete with other companies who are focused on building their brands across multiple product and consumer categories. Across our business, we face competitors who are constantly monitoring and attempting to anticipate consumer tastes and trends, seeking ideas which will appeal to consumers and introducing new products that compete with our products for consumer acceptance and purchase. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, less-costly production, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do.

In addition to existing competitors, the barriers to entry for new participants in the entertainment industry and in the consumer products industry are low, and the increasing importance of digital media, and the heightened connection between digital media and consumer interest, has further increased the ability for new participants to enter our markets, and has broadened the array of companies we may compete with. New participants with a popular product idea or entertainment property can gain access to consumers and become a significant source of competition for our products in a very short period of time. These existing and new competitors may be able to respond more rapidly than us to changes in consumer preferences. Our competitors’ products may achieve greater market acceptance than our products and potentially reduce demand for our products, lower our revenues and lower our profitability.

Our business depends significantly on our ability to maintain an efficient distribution network for our products. Failure by us to maintain such distribution network could adversely affect our financial condition, competitiveness and growth prospects.

Our success depends on our ability to maintain efficient distribution methods for our products. We primarily sell our products in China through local China-based distributors. . In 2019, we primarily relied on five Chinese distributors for the sale of our products, which accounted for 34.9% of our total revenue In 2019, 100% of our products were sold in China and, of these sales in China, approximately 98.4% were generated from Chinese distributors.

The impact of economic conditions on any of our distributors, such as bankruptcy, could result in sales channel disruption. In the event our distributors fail to sell our products in sufficient amounts, such failure could have a material adverse effect on our revenue. We intend to expand our distribution network; however, we cannot make any assurances that we will be successful in doing so or if such relationships will be on favorable terms. Moreover, the functioning of our products distribution could be disrupted for reasons either within or beyond our control, including: extremes of weather or longer-term climatic changes; accidental damage; disruption to the supply of material or services; product quality and safety issues; systems failure; workforce actions; or environmental contamination. Such disruption or failures may materially adversely affect our ability to sell products and therefore materially adversely affect our financial condition, competitiveness and growth prospects.

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 Our business depends in large part on the success of our vendors and outsourcers, and our brand and reputation may be harmed by actions taken by third parties that are outside of our control. In addition, any material failure, inadequacy, or interruption resulting from such vendors or outsourcings could harm our ability to effectively operate our business.

We rely on vendor and outsourcing relationships with third parties for services and systems including manufacturing, transportation and logistics. Any shortcoming of a vendor or outsourcer, particularly an issue affecting the quality of these services or systems, may be attributed by customers to us, thus damaging our reputation and brand value, and potentially affecting our results of operations. In addition, problems with transitioning these services and systems to or operating failures with these vendors and outsourcers could cause delays in product sales, and reduce efficiency of our operations, and significant capital investments could be required to remediate the problem.

 Issues with products may lead to product liability, personal injury or property damage claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities that could divert resources, affect business operations, decrease sales, increase costs, and put us at a competitive disadvantage, any of which could have a significant adverse effect on our financial condition.

We may experience issues with products that may lead to product liability, personal injury or property damage claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities. Any of these activities could result in increased governmental scrutiny, harm to our reputation, reduced demand by consumers for products, decreased willingness by retailer customers to purchase or provide marketing support for those products, adverse impacts on our ability to enter into licensing agreements for products on competitive terms, absence or increased cost of insurance, or additional safety and testing requirements. Such results could divert development and management resources, adversely affect our business operations, decrease sales, increase legal fees and other costs, and put us at a competitive disadvantage compared to other companies not affected by similar issues with products, any of which could have a significant adverse effect on our financial condition and results of operations.

Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday shopping season.

Sales of our toys are seasonal, with a majority of sales occurring during the period from August through December in anticipation of the holiday season. This seasonality in our industry has increased over time, as retailers become more efficient in their control of inventory levels through quick response inventory management techniques. The majority of retail sales of toys generally occur in the fourth quarter, close to the holiday season.

If we or our customers determine that one of our products is more popular at retail than was originally anticipated, there may not be sufficient time to produce enough additional products to fully meet consumer demand. Additionally, the logistics of supplying more and more product within shorter time periods increases the risk that we, or our third party providers, will fail to achieve tight and compressed shipping schedules, which also may reduce our sales and harm our financial performance. This seasonal pattern requires accurate forecasting of demand for products during the holiday season in order to avoid losing potential sales of popular products or producing excess inventory of products that are less popular with consumers. Our failure to accurately predict and respond to consumer demand, resulting in our under producing popular items and/or overproducing less popular items, would reduce our total sales and harm our results of operations. In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events such as a terrorist attack or economic shock that harm the retail environment or consumer buying patterns during our key selling season, or by events such as strikes or port delays that interfere with the shipment of goods during the critical months leading up to the holiday shopping season.

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Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive team listed in the section entitled “Directors, Senior Management and Employees” located elsewhere in this annual report, the loss of whose services may adversely impact the achievement of our objectives. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous companies for individuals with similar skill sets. The inability to recruit or loss of the services of any executive or key employee could adversely affect our business.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of December 31, 2019, we had 100 employees, all of which were full-time employees. As our company matures, we expect to expand our employee base to increase our sales and marketing department. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage any future growth.

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Failure of beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

The State Administration of Foreign Exchange, or SAFE, has promulgated regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or Circular 37, and its appendices. These regulations require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in Circular 37 as a “special purpose vehicle”, or SPV. The term “control” under Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore SPVs by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the SPV, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a SPV fails to fulfill the required SAFE registration, the PRC subsidiaries of that SPV may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the SPV may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and there remains uncertainty with respect to its implementation. We cannot assure you that these direct or indirect shareholders of our company who are PRC residents will be able to successfully update the registration of their direct and indirect equity interest as required in the future. If they fail to update the registration, our PRC subsidiary could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from contributing additional capital into our PRC subsidiary. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we fail to make contributions to various employee benefit plans and to comply with applicable PRC labor-related laws in the future, we may be subject to late payment penalties. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

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Risks Relating to Our Corporate Structure

We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership.

Our affiliation with Blue Hat Fujian is managed through contractual arrangements, or the Contractual Arrangements, which agreements may not be as effective in providing us with control over Blue Hat Fujian as direct ownership. The Contractual Arrangements are governed by and would be interpreted in accordance with the laws of the People’s Republic of China, or the PRC. If Blue Hat Fujian fails to perform the obligations under the Contractual Arrangements, we may have to rely on legal remedies under the laws of the PRC, including seeking specific performance or injunctive relief, and claiming damages. There is a risk that we may be unable to obtain any of these remedies. The legal environment in the PRC is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Contractual Arrangements, or could affect the validity of the Contractual Arrangements.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

All of our business is conducted through Blue Hat Fujian, which is considered a VIE for accounting purposes, and we, through Blue Hat WFOE, are considered the primary beneficiary, thus enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE under applicable accounting rules, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for reporting purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for accounting purposes. If such entity’s financial results were negative, this would have a corresponding negative impact on our operating results for reporting purposes.

Because we rely on the Contractual Arrangements for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and all of our business operations are conducted through the Contractual Arrangements. Blue Hat Fujian may terminate the Contractual Arrangements for any or no reason at all. Because neither we, nor our subsidiaries, own equity interests of Blue Hat Fujian, the termination of the Contractual Arrangements would sever our ability to receive payments from Blue Hat Fujian under our current holding company structure. While we are currently not aware of any event or reason that may cause the Contractual Arrangements to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the Contractual Arrangements are terminated, this would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing our subsidiary’s tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE’s tax liabilities increase or if it is required to pay late payment fees and other penalties.

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We conduct our business through Blue Hat Fujian by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Blue Hat WFOE and Blue Hat Fujian. We have been advised by our PRC counsel, Beijing Dentons Law Offices, LLP, or Dentons, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and contractual arrangements with Blue Hat Fujian, Blue Hat Fujian and their shareholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the contractual arrangements among Blue Hat WFOE and Blue Hat Fujian and their shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

If any of our PRC entities or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses;

●	discontinuing or restricting the operations;

●	imposing conditions or requirements with which the PRC entities may not be able to comply;

●	requiring us and our PRC entities to restructure the relevant ownership structure or operations;

●	restricting or prohibiting our use of proceeds from our initial public offering to finance our business and operations in China; or

●	imposing fines.

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The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

The shareholders of our VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may refuse to sign or breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress, or the NPC, approved the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, uncertainties exist in relation to its interpretation and its implementation rules that are yet to be issued. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that our control over our VIE through contractual arrangements will not be deemed as foreign investment in the future.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list” that is yet to be published. It is unclear whether the “negative list” to be published will differ from the current Special Administrative Measures for Market Access of Foreign Investment (Negative List). The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. If our control over our VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our VIE is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operations.

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Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our operations in China through our Contractual Arrangements. As part of these arrangements, substantially all of our assets that are significant to the operation of our business are held by our affiliated entities. If any of these entities becomes bankrupt and all or part of their assets become subject to liens or rights of third party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our ordinary shares.

We face risks related to health epidemics, severe weather conditions and other outbreaks, in particular, the current escalating coronavirus pandemic.

In recent years, there have been outbreaks of epidemics in various countries, including China. Recently, there was an outbreak of a novel strain of coronavirus (COVID-19) in China, which has spread rapidly to many parts of the world. The outbreak has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities throughout China and other parts of the world. In March 2020, the World Health Organization declared COVID-19 a pandemic.

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Substantially all of our revenues and our workforce are concentrated in China. Consequently, our results of operations will likely be adversely, and may be materially, affected, to the extent that the COVID-19 or any other epidemic harms the Chinese and global economy in general. Any potential impact to our results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 outbreak and the actions taken by government authorities and other entities to contain the COVID-19 outbreak or treat its impact, almost all of which are beyond our control. Potential impacts include, but are not limited to, the following:

●	temporary closure of offices, travel restrictions or suspension of services of our customers and suppliers have negatively affected, and could continue to negatively affect, the demand for our services;

●	our customers may require additional time to pay us or fail to pay us at all, which could significantly increase the amount of accounts receivable and require us to record additional allowances for doubtful accounts;

●	the business operations of our distributors have been and could continue to be negatively impacted by the outbreak, which may negatively impact our distribution channel, or result in loss of customers or disruption of our services, which may in turn materially adversely affect our financial condition and operating results; and

●	any disruption of our supply chain, logistics providers or customers could adversely impact our business and results of operations.

Because of the uncertainty surrounding the COVID-19 outbreak, the financial impact related to the outbreak cannot be reasonably estimated at this time, but our consolidated results for the full year 2020 may be adversely affected. Our total revenues in the first half of 2020 decreased, and there is no guarantee that our total revenues will grow or remain at a similar level in the next two quarters of 2020. We may have to record downward adjustments or impairment in the fair value of investments in 2020, if conditions have not been significantly improved and global stock markets have not recovered from recent declines.

In general, our business could be adversely affected by the effects of epidemics, including, but not limited to, COVID-19, avian influenza, severe acute respiratory syndrome (SARS), the influenza A virus, Ebola virus, severe weather conditions such as a snowstorm, flood or hazardous air pollution, or other outbreaks. In response to an epidemic, severe weather conditions, or other outbreaks, government and other organizations may adopt regulations and policies that could lead to severe disruption to our daily operations, including temporary closure of our offices and other facilities. These severe conditions may cause us and/or our partners to make internal adjustments, including but not limited to, temporarily closing down business, limiting business hours, and setting restrictions on travel and/or visits with clients and partners for a prolonged period of time. Various impacts arising from severe conditions may cause business disruption, resulting in material, adverse impact to our financial condition and results of operations.

Risks Related to Intellectual Property

If we are not able to adequately protect our proprietary intellectual property and information, and protect against third party claims that we are infringing on their intellectual property rights, our results of operations could be adversely affected.

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The value of our business depends on our ability to protect our intellectual property and information, including our trademarks, copyrights, patents, trade secrets, and rights under agreements with third parties, in China and around the world, as well as our customer, employee, and consumer data. Third parties may try to challenge our ownership of our intellectual property in China and around the world. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. The steps we have taken may not prevent unauthorized use of our intellectual property. We may need to resort to litigation to protect our intellectual property rights, which could result in substantial costs and diversion of resources. If we fail to protect our proprietary intellectual property and information, including with respect to any successful challenge to our ownership of intellectual property or material infringements of our intellectual property, this failure could have a significant adverse effect on our business, financial condition, and results of operations.

If we are unable to adequately protect our intellectual property rights, or if we are accused of infringing on the intellectual property rights of others, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents, trademarks and other intellectual property rights in China and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our products, any additional features we develop for our products or any new products. Other parties may have developed technologies that may be related or competitive to our system, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. Our patent position may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our products.

Though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our patents, or develop and obtain patent protection for more effective technologies, designs or methods. We may be unable to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

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In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, or if a court found that valid, enforceable patents held by third parties covered one or more of our products, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

●	any of our patents, or any of our pending patent applications, if issued, will include claims having a scope sufficient to protect our products;

●	any of our pending patent applications will issue as patents;

●	we will be able to successfully commercialize our products on a substantial scale, if approved, before our relevant patents we may have expire;

●	we were the first to make the inventions covered by each of our patents and pending patent applications;

●	we were the first to file patent applications for these inventions;

●	others will not develop similar or alternative technologies that do not infringe our patents; any of our patents will be found to ultimately be valid and enforceable;

●	any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

●	we will develop additional proprietary technologies or products that are separately patentable; or

●	our commercial activities or products will not infringe upon the patents of others.

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We rely, in part, upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Litigation or other proceedings or third party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or affect our stock price.

Our commercial success will depend in part on not infringing the patents or violating the other proprietary rights of others. Significant litigation regarding patent rights occurs in our industry. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of patents issued to third parties. In addition, patent applications in China and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived, so there may be applications of others now pending or recently revived patents of which we are unaware. These applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our products. Third parties may, in the future, assert claims that we are employing their proprietary technology without authorization, including claims from competitors or from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may have no deterrent effect. As we continue to commercialize our products in their current or updated forms, launch new products and enter new markets, we expect competitors may claim that one or more of our products infringe their intellectual property rights as part of business strategies designed to impede our successful commercialization and entry into new markets. The large number of patents, the rapid rate of new patent applications and issuances, the complexities of the technology involved, and the uncertainty of litigation may increase the risk of business resources and management’s attention being diverted to patent litigation. We have, and we may in the future, receive letters or other threats or claims from third parties inviting us to take licenses under, or alleging that we infringe, their patents.

Moreover, we may become party to future adversarial proceedings regarding our patent portfolio or the patents of third parties. Patents may be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices. The legal threshold for initiating litigation or contested proceedings may be low, so that even lawsuits or proceedings with a low probability of success might be initiated. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may also occasionally use these proceedings to challenge the patent rights of others. We cannot be certain that any particular challenge will be successful in limiting or eliminating the challenged patent rights of the third party.

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Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

●	stop making, selling or using products or technologies that allegedly infringe the asserted intellectual property;

●	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property rights against others; incur significant legal expenses;

●	pay substantial damages or royalties to the party whose intellectual property rights we may be found to be infringing;

●	pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing;

●	redesign those products that contain the allegedly infringing intellectual property, which could be costly, disruptive and infeasible; and

●	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all, or from third parties who may attempt to license rights that they do not have.

Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If we are found to infringe the intellectual property rights of third parties, we could be required to pay substantial damages (which may be increased up to three times of awarded damages) and/or substantial royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products in a way that would not infringe the intellectual property rights of others. We could encounter delays in product introductions while we attempt to develop alternative methods or products. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to patent protection, we also rely upon copyright and trade secret protection, as well as non-disclosure agreements with our employees, consultants and third parties, to protect our confidential and proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our business and competitive position could be harmed.

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Third parties may assert ownership or commercial rights to inventions we develop.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We incorporate licensed technology in some of our products. Any infringement claims or lawsuits, even if not meritorious, could be expensive and time consuming to defend, divert management’s attention and resources, require us to redesign our products and services, if feasible, require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies, and/or may materially disrupt the conduct of our business.

In addition, we may face claims by third parties that our agreements with employees, contractors or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such intellectual property. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property or may lose our exclusive rights in that intellectual property. Either outcome could harm our business and competitive position.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We may employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property or personal data, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Our computer systems and operations may be vulnerable to security breaches.

We expect that the cloud-based applications embedded in our toys will be an important foundation for establishing our company as a leading source of technology. For that reason, among others, the safety of our network and our secure transmission of information over the internet will be essential to our operations and our services. Our network and our computer infrastructure are potentially vulnerable to physical breaches or to the introduction of computer viruses, abuse of use and similar disruptive problems and security breaches that could cause loss (both economic and otherwise), interruptions, delays or loss of services to our users. It is possible that advances in computer capabilities or new technologies could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information, cause interruptions in our operations or utilize our network without authorization. Security breaches also could damage our reputation and expose us to a risk of loss, litigation and possible liability. We cannot guarantee you that our security measures will prevent security breaches.

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 Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to China’s legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

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In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the annual report based on foreign laws.

We are a holding company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior employees reside within China for a significant portion of the time and most are PRC residents. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside mainland China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiary for our cash requirements, including for services of any debt we may incur. Our PRC subsidiary’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiary to pay dividends to its respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiary, our VIE and its subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our PRC subsidiary as a FIE is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If our PRC subsidiary incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

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In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the Renminbi relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our business or results of operations.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

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 Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary and VIE to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

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 PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore SPVs will be required to register such investments with the SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of a SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

We cannot assure you that all of our shareholders that may be subject to SAFE regulations have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37, and we cannot assure you that these individuals may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with the SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

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We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax on Transfers of Assets between Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving transfer of taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which was partially revised. SAT Bulletin 37 came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Our use of third party manufacturers to produce our products presents risks to our business.

For the foreseeable future, all of our products will be manufactured by third party manufacturers, the majority of which are, and we expect will continue to be, located in China. For the year ended December 31, 2019, our two largest suppliers accounted for 54.84% and 31.53%, respectively, of our total purchases. If we were prevented or delayed in obtaining products or components for a material portion of our product line due to political, civil, labor or other factors beyond our control, including natural disasters or pandemics, our operations may be substantially disrupted, potentially for a significant period of time. This delay could significantly reduce our revenues and profitability and harm our business while alternative sources of supply are secured. Additionally, the suspension of operations of a third party manufacturer by government inspectors in China could result in delays to us in obtaining products and may harm sales.

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Our dependence on a limited number of customers could adversely affect our business and results of operations.

One or a few customers have in the past, and may in the future, represent a substantial portion of our total revenues in any one year or over a period of several years. For example, in 2019, two customers under the same ownership together accounted for 12.1% of our total revenues. Therefore, the loss of business from any one of such customers could have a material adverse effect on our business or results of operations. In addition, a default or delay in payment on a significant scale by a customer could materially adversely affect our business, results of operations, cash flows and financial condition.

Additional factors outside of our control related to doing business in China could negatively affect our business.

Additional factors that could negatively affect our business include a potential significant revaluation of the Renminbi, which may result in an increase in the cost of producing products in China, labor shortages and increases in labor costs in China as well as difficulties in moving products manufactured in China out of the country, whether due to port congestion, labor disputes, slow downs, product regulations and/or inspections or other factors. Prolonged disputes or slowdowns can negatively impact both the time and cost of transporting goods. Natural disasters or health pandemics impacting China can also have a significant negative impact on our business. Further, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with, China, could significantly increase our cost of products exported outside of China and harm our business.

Risks Related to our Ordinary Shares

An active trading market for our ordinary shares may not be sustained.

Our ordinary shares have been listed on Nasdaq only since July 26, 2019, and we cannot assure you that an active trading market for our ordinary shares will be sustained or maintained. The lack of an active trading market may impair the value of your shares and your ability to sell your shares at the time you wish to sell them. An inactive trading market may also impair our ability to raise capital by selling shares of our ordinary shares and enter into strategic partnerships or acquire other complementary products, technologies or businesses by using shares of our ordinary shares as consideration. In addition, if we fail to satisfy exchange continued listing standards, we could be de-listed, which would have a negative effect on the price of our ordinary shares.

We expect that the price of our ordinary shares will fluctuate substantially and you may not be able to sell your shares at or above the price you purchased the shares at.

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 The market price of our ordinary shares is likely to be highly volatile and may fluctuate substantially due to many factors, including:

●	the volume and timing of sales of our products;

●	the introduction of new products or product enhancements by us or others in our industry;

●	disputes or other developments with respect to our or others’ intellectual property rights;

●	our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

●	product liability claims or other litigation;

●	quarterly variations in our results of operations or those of others in our industry;

●	media exposure of our products or of those of others in our industry;

●	changes in governmental regulations or in reimbursement;

●	changes in earnings estimates or recommendations by securities analysts; and

●	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our ordinary shares, regardless of our actual operating performance.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

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 Our ordinary shares are considered to be penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our ordinary shares.

Our ordinary shares trade below $5.00 per share. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. As a result, our ordinary shares are considered “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our ordinary shares, and may negatively affect the ability of holders of shares of our ordinary shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

Our officers, directors and principal shareholders holding more than 5% of our ordinary shares, collectively, control approximately 67% of our outstanding ordinary shares. As a result, these shareholders, if they act together, will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. The interests of these shareholders may not be the same as or may even conflict with your interests. For example, these shareholders could attempt to delay or prevent a change in control of our Company, even if such change in control would benefit our other shareholders which could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of our Company or our assets, and might affect the prevailing market price of our ordinary shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.

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We have broad discretion in the use of proceeds from our initial public offering designated for working capital and general corporate purposes, and we may not succeed in using those net proceeds effectively.

In July 2019, we issued and sold 2,000,000 ordinary shares in our initial public offering. In connection with our initial public offering, we also issued and sold an additional 141,114 shares pursuant to the partial exercise of the underwriter’s over-allotment option. We intended to use the net proceeds from our initial public offering for research and development, including expanding our research and development team and continuing to invest in and develop our products, for selling and marketing, particularly strengthening our sales channels and establishing physical experience stores, and for working capital and general corporate purposes, including increasing our liquidity. In 2019, we used approximately $1.8 million of the net proceeds from our initial public offering for research and development, selling and marketing, and working capital and other general corporate purposes. Our management has broad discretion over the use and investment of the net proceeds from the initial public offering within those categories. Accordingly, investors have only limited information concerning management’s specific intentions and need to rely upon the judgment of our management with respect to the use of proceeds.

We incur significant additional costs as a result of being a public company, which may adversely affect our business, financial condition and results of operations.

As a public company, we incur significant additional costs associated with corporate governance requirements that apply to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Exchange Act, as well as the rules of Nasdaq. Compliance with these rules and regulations will significantly increase our accounting, legal and financial compliance costs and make some activities more time-consuming. We also expect these rules and regulations could make it more expensive for us to obtain and maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Accordingly, such increases in costs incurred as a result of becoming a public company may adversely affect our business, financial condition and results of operations.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

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We have identified material weaknesses in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations or prevent fraud.

Prior to our initial public offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In preparing our consolidated financial statements for the years ended December 31, 2018 and December 31, 2019, three material weaknesses were identified in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other significant deficiencies. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The three material weaknesses identified are as follows: (i) no sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (ii) ineffective oversight of our financial reporting and internal control by those charged with governance; and (iii) inadequate design of internal control over the preparation of the financial statements being audited. These material weaknesses remained as of December 31, 2019. As a result of inherent limitations, our internal control over financial reporting may not prevent or detect misstatements, errors or omissions.

We are now a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2020. In addition, once we cease to be an “emerging growth company” as such term is defined under the Jumpstart Our Business Startups Act, or JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements, errors or omissions in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future.

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Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our ordinary shares is influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our ordinary shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

Recently introduced economic substance legislation of the Cayman Islands may impact us and our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, has recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018, or the Substance Law, and issued Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019 and onwards. A “relevant entity” includes an exempted company incorporated in the Cayman Islands; however, it does not include an entity that is tax resident outside the Cayman Islands. Accordingly, for so long as we are a tax resident outside the Cayman Islands, we are not required to satisfy the economic substance test. Although it is presently anticipated that the Substance Law will have little material impact on us and our operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on us and our operations.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

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Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Under our amended and restated memorandum and articles of association, our directors have discretion to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

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The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

We qualify as a foreign private issuer and, as a result, we are not be subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our ordinary shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

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As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). Based on our current and expected income and assets (taking into account the expected cash proceeds and our market capitalization), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation— Passive Foreign Investment Company Consequences.”

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

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Risks Related to the Note Transaction and this Offering

A substantial number of our ordinary shares may be issued pursuant to the terms of the Convertible Notes, warrants and placement agent warrants which could cause the price of our ordinary shares to decline.

The Convertible Note is convertible into our ordinary shares immediately after issuance with an initial floor amortization price of $0.264 per share, for an aggregate of 12,356,061 ordinary shares underlying $3,262,000 principal amount of Senior Secured Notes due October 30, 2021, (ii) 784,000 ordinary shares underlying 784,000 warrants issued to the selling stockholders and (iii) 1,235,606 ordinary shares underlying 1,235,606 placement agent warrants issued in connection with the private placement of the Senior Secured Notes due October 30, 2021, or approximately ___% of our outstanding ordinary shares as of August __, 2020 (without taking into account the limitations on the conversion of these instruments as described elsewhere in this prospectus).

Furthermore, the number of ordinary shares to be issued may be substantially greater, if the Convertible Notes are converted into ordinary shares pursuant to an alternate conversion as described in this prospectus or if there is another adjustment to the conversion price of the Notes or to the exercise price of the warrants. We cannot predict those events at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Convertible Notes or the warrants. The number of shares to be issued also may be substantially greater if we voluntarily reduce the conversion price of the Convertible Note as permitted. For the purposes of this prospectus, we have estimated the maximum number of ordinary shares that may ultimately be issued under the Convertible Note and warrants to be 13,661,441shares, although the actual amount may be greater.

The Convertible Notes likely will be converted only at times when it is economically beneficially for the holder to do so, and we are entitled to pay interest in shares and make installment conversions only at a price per share that is at a discount to the then current market price. In any event, the issuance of these shares will dilute our other equity holders, which could cause the price of our ordinary shares to decline.

Sales of substantial amounts of our ordinary shares by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our ordinary shares.

The sale by the selling stockholders of a significant number of ordinary shares could have a material adverse effect on the market price of our ordinary shares. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares pursuant to the Registration Statement could also in and of itself have a material adverse effect on the market price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

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The requirement that we repay the Convertible Notes and interest thereon in cash under certain circumstances, and the restrictive covenants contained in the Convertible Notes, could adversely affect our business plan, liquidity, financial condition, and results of operations.

We may be required to repay the Convertible Notes and interest thereon in cash if we do not meet certain customary equity conditions (including minimum price and volume thresholds) or in certain other circumstances. For example, we will be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of a Change of Control (as defined in the Convertible Notes). In addition, the Convertible Notes contains restrictive covenants, including financial covenants. These obligations and covenants could have important consequences on our business. In particular, they could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on the Convertible Notes;

●	limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint, ventures or similar arrangements, as a result of our obligations to make such payments and comply with the restrictive covenants in the Convertible Notes;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

The debt service requirements of any other outstanding indebtedness or preferred stock we incur or issue in the future, as well as the restrictive covenants contained in the governing documents for any such indebtedness, could intensify these risks.

In the event we are required to repay the Convertible Notes in cash, we may seek to refinance the remaining balance, by either refinancing with the holder of the Convertible Notes, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under the Convertible Notes, or in refinancing our obligations on favorable terms, or at all. Should we determine to refinance, it could be dilutive to shareholders.

If we are unable to make the required cash payments, there could be a default under the Convertible Notes. In such event, or if a default otherwise occurs under the Convertible Notes, including as a result of our failure to comply with the financial or other covenants contained therein, the holders of the Convertible Notes could require us to immediately repay 115% of the outstanding principal and interest on the Convertible Note in cash.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•	our ability to develop and market new products;

•	the continued market acceptance of our products;

•	exposure to product liability and defect claims;

•	protection of our intellectual property rights;

•	changes in the laws that affect our operations;

•	inflation and fluctuations in foreign currency exchange rates;

•	our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	continued development of a public trading market for our securities;

•	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•	managing our growth effectively;

•	fluctuations in operating results;

•	dependence on our senior management and key employees; and

•	other factors set forth under “Risk Factors.”

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We are not selling any of the ordinary shares being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholder. All of the proceeds from the sale of ordinary shares offered by this prospectus will go to the selling stockholder at the time they offer and sell such shares. We will bear all costs associated with registering the ordinary shares offered by this prospectus.

DIVIDEND POLICY

Blue Hat Cayman has never declared or paid a dividend, and we do not anticipate declaring or paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC, Hong Kong and British Virgin Islands regulations may restrict the ability of our PRC, Hong Kong and British Virgin Islands subsidiaries to pay dividends to us.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and the financial records of our subsidiaries in China are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting and functional currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our consolidated financial statements have been translated into U.S. dollars in accordance with ASC Topic 830, “Foreign Currency Matters.” The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders’ equity.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2019 is hereby respectively incorporated by reference in its entirety from our Form 20-F filed with the SEC on May 11, 2020.

SELECTED CONSOLIDATED FINANCIAL DATA

Our audited financial statements as of and for the years ended December 31, 2019 and December 31, 2018, respectively, are hereby respectively incorporated by reference in their entirety from our Form 20-F for the year ended December 31, 2019, filed with the SEC on May 11, 2020.

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CORPORATE HISTORY AND STRUCTURE

Corporate History

We are a holding company incorporated on June 13, 2018, under the laws of the Cayman Islands, or Blue Hat Cayman. We have no substantive operations other than holding all of the issued and outstanding shares of Brilliant Hat Limited, or Blue Hat BVI, established under the laws of the British Virgin Islands on June 26, 2018.

Blue Hat BVI is also a holding company holding all of the outstanding equity of Blue Hat Interactive Entertainment Technology Limited, or Blue Hat HK, which was established in Hong Kong on June 26, 2018. Blue Hat HK is also a holding company holding all of the outstanding equity of Xiamen Duwei Consulting Management Co., Ltd., or Blue Hat WFOE, which was established on July 26, 2018 under the laws of the PRC.

We, through our variable interest entity, or VIE, Fujian Blue Hat Interactive Entertainment Technology Ltd., or Blue Hat Fujian, a PRC company, and through its wholly owned subsidiaries, including Hunan Engaomei Animation Culture Development Co., Ltd., or Blue Hat Hunan, and Shenyang Qimengxing Trading Co., Ltd., or Blue Hat Shenyang, each a PRC company, engage in designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features worldwide.

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On September 18, 2017, Blue Hat Fujian formed a joint venture with Xiamen Youth Education Development Co., Ltd. and Youying Wang, contributing a 48.5% equity interest in Fujian Youth Hand in Hand Educational Technology Co., Ltd., or Fujian Youth, a PRC company. As of December 31, 2018 and December 31, 2017, Fujian Youth had no operations.

On January 25, 2018, Blue Hat Fujian established its wholly owned subsidiary, Chongqing Lanhui Technology Co. Ltd., or Blue Hat Chongqing, a PRC company. As of December 31, 2018, Blue Hat Chongqing had no operations.

On September 10, 2018, Blue Hat Fujian established its wholly owned subsidiary, Pingxiang Blue Hat Technology Co. Ltd., or Blue Hat Pingxiang, a PRC company. Blue Hat Pingxiang also engages in designing, producing, promoting and selling interactive toys with mobile games features, original intellectual property and peripheral derivatives features worldwide.

On September 20, 2018, Blue Hat Fujian formed a joint venture with Fujian Jin Ge Tie Ma Information Technology Co., contributing a 20.0% equity interest in Xiamen Blue Wave Technology Co. Ltd., or Xiamen Blue Wave, a PRC company.

On October 16, 2018, Blue Hat Fujian formed a joint venture with Renchao Huyu (Shanghai) Culture Development Co. Ltd., contributing a 49% ownership interest in Renchao Huyu (Shanghai) Culture Propagation Co. Ltd., or Renchao Huyu, with the remaining 51% ownership owned by Renchao Huyu (Shanghai) Culture Development Co. Ltd.

On November 13, 2018, Blue Hat Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned a majority of the equity interests of Blue Hat Cayman prior to the reorganization. Blue Hat Cayman, Blue Hat BVI, and Blue Hat HK were established as the holding companies of Blue Hat WFOE. Blue Hat WFOE is the primary beneficiary of Blue Hat Fujian and its subsidiaries, and all of these entities included in Blue Hat Cayman are under common control which results in the consolidation of Blue Hat Fujian and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements.

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The charts below summarize our corporate legal structure and identify our subsidiaries, our VIE and its subsidiaries:

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Name	Background	Ownership
Brilliant Hat Limited	• A British Virgin Islands company • Incorporated on June 26, 2018 • A holding company	100% owned by Blue Hat Interactive Entertainment Technology
Blue Hat Interactive Entertainment Technology Limited	• A Hong Kong company • Incorporated on June 26, 2018 • A holding company	100% owned by Brilliant Hat Limited
Xiamen Duwei Consulting Management Co., Ltd.	• A PRC limited liability company and deemed a WFOE • Incorporated on July 26, 2018 • Registered capital of $ 736,073 (RMB 5,000,000) • A holding company	100% owned by Blue Hat Interactive Entertainment Technology Limited
Fujian Blue Hat Interactive Entertainment Technology Ltd.

•       A PRC limited liability company

•       Incorporated on January 7, 2010

•       Registered capital of $4,697,526 (RMB 31,054,000)

•       Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

VIE of Xiamen Duwei Consulting Management Co., Ltd.
Hunan Engaomei Animation Culture Development Co., Ltd.

•       A PRC limited liability company

•       Incorporated on October 19, 2017

•       Registered capital of $302,540 (RMB 2,000,000)

•       Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.
Shenyang Qimengxing Trading Co., Ltd.

•       A PRC limited liability company

•       Incorporated on July 27, 2017

•       Registered capital of $302,540 (RMB 2,000,000)

•       Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.
Chongqing Lanhui Technology Co. Ltd.

•       A PRC limited liability company

•       Incorporated on January 25, 2018

•       Registered capital of $302,540 (RMB 2,000,000)

•       Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.
Pingxiang Blue Hat Technology Co. Ltd.

•       A PRC limited liability company

•       Incorporated on September 10, 2018

•       Registered capital of $302,540 (RMB 2,000,000)

•       Designing, producing, promoting and selling animated toys with mobile games features, original intellectual property and peripheral derivatives features.

100% owned by Fujian Blue Hat Interactive Entertainment Technology Ltd.

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Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, the production, development and operation of AR interactive entertainment games and toys in China, including interactive educational materials, mobile games, and toys with mobile game features, we operate our businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Blue Hat Fujian is controlled through contractual arrangements in lieu of direct equity ownership by us or any of our subsidiaries. Such contractual arrangements consist of a series of three agreements, along with shareholders’ POAs and irrevocable commitment letters, or collectively, the Contractual Arrangements, which were signed on November 13, 2018.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Blue Hat WFOE and Blue Hat Fujian, Blue Hat WFOE has the exclusive right to provide Blue Hat Fujian with technical support services, consulting services and other services, including technical support, technical assistance, technical consulting, and professional training necessary for Blue Hat Fujian’s operation, network support, database support, software services, business management consulting, grant use rights of intellectual property rights, lease hardware and device, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on Blue Hat Fujian’s needs. In exchange, Blue Hat WFOE is entitled to a service fee that equals to all of the consolidated net income after offsetting previous year’s loss (if any) of Blue Hat Fujian. The service fee may be adjusted by Blue Hat WFOE based on the actual scope of services rendered by Blue Hat WFOE and the operational needs and expanding demands of Blue Hat Fujian.

Pursuant to the exclusive business cooperation agreement, Blue Hat WFOE has the unilateral right to adjust the service fee at any time, and Blue Hat Fujian has no right to adjust the service fee. We believe that such conditions under which the service fee may be adjusted will be primarily based on the needs of Blue Hat Fujian to operate and develop its business in the AR market. For example, if Blue Hat Fujian needs to expand its business, increase research input or consummate mergers or acquisitions in the future, Blue Hat WFOE has the right to decrease the amount of the service fee, which would allow Blue Hat Fujian to have additional capital to operate and develop its business in the AR market.

The exclusive business cooperation agreement remains in effect for 10 years until November 13, 2028 and shall be automatically renewed for one year at the expiration date of the validity term. However, Blue Hat WFOE has the right to terminate this agreement upon giving 30 days’ prior written notice to Blue Hat Fujian at any time.

Call Option Agreements

Pursuant to the call option agreements, among Blue Hat WFOE, Blue Hat Fujian and the shareholders who collectively owned all of Blue Hat Fujian, such shareholders jointly and severally grant Blue Hat WFOE an option to purchase their equity interests in Blue Hat Fujian. The purchase price shall be the lowest price then permitted under applicable PRC laws. Blue Hat WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in Blue Hat Fujian until it has acquired all equity interests of Blue Hat Fujian, which is irrevocable during the term of the agreements.

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The call option agreements remains in effect for 10 years until November 13, 2028 and shall be automatically renewed for one year at the expiration date of the validity term. However, Blue Hat WFOE has the right to terminate these agreements upon giving 30 days’ prior written notice to Blue Hat Fujian at any time.

Equity Pledge Agreement

Pursuant to the equity pledge agreement among the shareholders who collectively owned all of Blue Hat Fujian, such shareholders pledge all of the equity interests in Blue Hat Fujian to Blue Hat WFOE as collateral to secure the obligations of Blue Hat Fujian under the exclusive business cooperation agreement and call option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of Blue Hat WFOE unless transferring the equity interests to Blue Hat WFOE or its designated person in accordance to the call option agreements.

The equity pledge agreement shall come into force the date on which the pledged interests is recorded, which is three days after signing of the Agreement on November 13, 2018, under Blue Hat Fujian’s register of shareholders and is registered with competent administration for industry and commerce of Blue Hat Fujian until all of the liabilities and debts to Blue Hat WFOE have been fulfilled completely by Blue Hat Fujian. Blue Hat Fujian and the shareholders who collectively owned all of Blue Hat Fujian shall not terminate these agreements in any circumstance for any reason. However, Blue Hat WFOE has the right to terminate these agreements upon giving 30 days’ prior written notice to Blue Hat Fujian at any time.

Shareholders’ POAs

Pursuant to the shareholders’ POAs, the shareholders of Blue Hat Fujian give Blue Hat WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Blue Hat Fujian and to exercise all of their rights as shareholders of Blue Hat Fujian, including the right to attend shareholders meeting, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the call option agreements and the equity pledge agreement. The POAs shall remain in effect while the shareholders of Blue Hat Fujian hold the equity interests in Blue Hat Fujian.

Irrevocable Commitment Letters

Pursuant to the irrevocable commitment letters, the shareholders of Blue Hat Fujian commit that their spouses or inheritors have no right to claim any rights or interest in relation to the shares that they hold in Blue Hat Fujian and have no right to impose any impact on the daily managing duties of Blue Hat Fujian, and commit that if any event which refrains them from exercising shareholders’ rights as a registered shareholder, such as death, incapacity, divorce or any other event, could happen to them, the shareholders of Blue Hat Fujian will take corresponding measures to guarantee the rights of other registered shareholders and the performance of the Contractual Arrangements. The letters are irrevocable and shall not be withdrawn without the consent of Blue Hat WFOE.

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Based on the foregoing contractual arrangements, which grant Blue Hat WFOE effective control of Blue Hat Fujian and enable Blue Hat WFOE to receive all of their expected residual returns, we account for Blue Hat Fujian as a VIE. Accordingly, we consolidate the accounts of Blue Hat Fujian for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and ASC 810-10, Consolidation.

BUSINESS

Overview

We are a producer, developer and operator of augmented reality (AR) interactive entertainment games and toys in China, including interactive educational materials, mobile games, and toys with mobile game features. Our mobile-connected entertainment platform enables us to connect physical items to mobile devices through wireless technologies, creating a unique interactive user experience. Our goal is to create a rich visual and interactive environment for users through the integration of real objects and virtual scenery. We believe this combination provides users with a more natural form of human-computer interaction and enhances users’ perception of reality, thus providing a more diversified entertainment experience. By leveraging our strong technological capabilities and infrastructure, we believe we are able to deliver a superior user experience and conduct our operations in a highly efficient manner.

The core of our business is our proprietary technology. Our patents, trademarks, copyrights, and other intellectual property rights serve to distinguish our products, protect our products from infringement, and contribute to our competitive advantages. To secure the value of our technology and developments, we are aggressive in pursuing a combination of patent, trademark and copyright protection for our proprietary technologies. As of March 31, 2019, our intellectual property portfolio included 178 authorized patents, 44 patents in various stages of the patent application process, 14 applications for PCT international patents, 71 registered trademarks, 645 copyrights for art work and 27 software copyrights.

We strive to create an engaging, interactive and immersive community for users of our products. The majority of our users are among the young Chinese generation between the ages of 3 and 23, although many of our products appeal to users outside of this demographic. We intend to further penetrate the Chinese market with new products that will target users ages 14 and above. Specifically, our strategies include marketing Fidolle, a ball-jointed “smart doll”, and QI, a gaming and entertainment platform designed for both family home use and amusement arcades. We believe our high-quality content is a magnet for users with common interests to connect and share their passions on our platform, which helps to cultivate a strong sense of belonging, effectively strengthening our user retention.

Our products resemble traditional children’s toys - including cars, ladybugs, picture books, and dolls - which are enabled with wireless technology to facilitate a broad variety of interactive functions. The interactive functionality of our products broadens the user experience, creates a communicative environment, and facilitates an ongoing relationship between us and our end users and between our end users and our products. We believe such an immersive entertainment experience allows our users to build strong emotional connections to our products, resulting in our products typically having longer life cycles than traditional toys.

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Our proprietary technology, product research and development, marketing channels and brand operation are the cornerstones of our business. We focus on the combination of “online” and “offline” activity and the interaction between “entertainment” and “product” to create a high-tech entertainment platform combining mobile games and AR. With the help of computer graphics and visualization technologies, we are able to accurately “place” virtual objects into the physical world, thus creating a new and stimulating visual environment for our users.

We have grown rapidly since our inception. We generate revenues primarily from sales of our interactive toys, specifically our animation and game series, and mobile games. Our total revenues increased by $5,302,951, or 28.6%, to $23,834,129 for the year ended December 31, 2019 as compared to $18,531,178 for the year ended December 31, 2018. Our total revenues increased by $4,386,284, or 31.0%, to $18,531,178 for the year ended December 31, 2018 as compared to $14,144,894 for the year ended December 31, 2017.

Products

In an effort to capture a substantive share of the AR interactive toy market in China, we have increased our investment in the research and development of our AR interactive toys and games. Investment in research and development internally in the year ended December 31, 2019, 2018 and 2017 were $1,031,204, $286,842 and $355,730, respectively. We have collaborated with external developers in the AR interactive toys and games industry. As of December 31, 2019 and 2018, we prepaid approximately $4.4 million and $3.4 million to such developers for the development of more advanced technology for our AR interactive toys and games.

Products in the Market

AR Racer

AR Racer provides an innovative way for users to interact and play a traditional game. AR Racer is a car-racing mobile game with a small physical toy car that is placed onto the user’s mobile device screen. AR Racer allows users to virtually race one another via a simulated racing track and to also engage in individual races. The physical toy car uses non-adhesive materials to stick to a designated area of the mobile device. Our photosensitive recognition technology allows the toy car to be used as a controller such that when a player encounters an obstacle in the mobile game, the toy car will respond with entertaining actions, such as flashing lights and vibrations that enhance the user experience.

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AR Crazy Bug (previously named “AR Need a Spanking”)

AR Crazy Bug is an exciting combat game played using a ladybug-shaped electronic toy. Blue Hat’s infrared induction technology allows the user to control the toy’s movement via their mobile device for game play in battle dynamics, while simultaneously moving the toy in reality. The mobile device shows virtual enemies while also capturing the position of the toy in the real world, allowing the user to approach or escape its combatants.

AR 3D Magic Box

AR 3D Magic Box has the unique ability to transport children’s drawings into diverse backgrounds, giving the user a discovery based experience. AR 3D Magic Box uses AR recognition technology to allow children to draw shapes or objects onto a physical card while the mobile game captures the drawings and animates them in a set background, for example, under the sea. AR 3D Magic Box is an educational toy with built in quizzes and games targeted for users between the ages of 3 and 9.

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AR Picture Book

AR Picture Book is a new and exciting way to introduce children to the rich and diverse world we live in. AR Picture Book provides an educational and interactive experience that allows stories to come to life. AR Picture Book is an AR platform that allows mobile devices to read aloud the pages of a physical book while the users interact with the pictures and graphics on the pages of the book. AR Picture Book reads the story back to the users as the mobile device recognizes the pages of the book. AR Picture Book is designed for children between the ages of 3 and 5 and has been adopted for use by several kindergarten schools in China. There are two series of AR Picture Book: a 12-book Chinese Core Values series and a Sexual Harassment Prevention Series. The Sexual Harassment Prevention Series was initially developed with the China Teenagers and Children Development Service Center and the Municipal Procuratorate of Tong’an District Xiamen City. AR Picture Book educates children on interpersonal skills, logical thinking and more specific topics, such as sexual harassment.

Products in Development

We plan to continue to invest significant amounts of our resources towards product development and bringing new and exciting products to the market. We believe our current reserves are sufficient for product development for the next three to five years. We intend to introduce two new products, Fidolle in 2019 and QI in 2021, and two additional new products in 2020. We intend to launch new generations of our four existing products within the next three years. We are currently developing Fidolle and QI.

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Fidolle

Fidolle, a ball-jointed “smart doll”, is an educational, interactive product that we plan to launch in the futher. We also plan to develop five additional unique Fidolle characters, with the second character expected to launch in 2020. We expect Fidolle to aid users in the development of communication and interpersonal skills. Fidolle is composed of a physical life-like “smart doll” and features a mobile game application and an online user community. Users will be able to influence the character of, and their relationship with, Fidolle by playing the game through the mobile application as well as by physically interacting with the doll. Fidolle contains multiple built-in sensor chips that will allow users to trigger challenges in the game through Bluetooth technology. Our next step in the development of Fidolle is to enable the doll to verbally communicate with users. We are also partnering with Zerodiv Inc., a Japanese company, through D&S Technology to design the mobile application to be high quality and user friendly. In addition, we intend to build a Fidolle community that will integrate online and offline relationships and activities. Users will have access to a dedicated communications forum where they will be able to interact with others in the community. We intend to promote frequent interactions between users through the Fidolle platform, including by hosting a variety of social games to provide further entertainment content for users.

The trend of collecting and interacting with ball-jointed dolls originated in Japan. We believe that the fans of ball-jointed dolls have formed a community in Japan as well as in China. We believe that customers in China have a preference towards ball-jointed dolls with Japanese elements. For this reason, we have cooperated with a Japanese company in developing Fidolle.

We believe that Fidolle will generate revenue through in-application purchases of virtual objects and sales of derivative products, such as clothing and merchandise. We do not believe that there are current products comparable to Fidolle in the major toy markets of Fuzhou, and we believe Fidolle will attract the large group of anime fans in China. The target demographic for Fidolle includes teenagers and adults between the ages of 18 and 35, although we also expect Fidolle to appeal to users outside of this demographic.

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“QI” Platform

QI is a community-based gaming platform powered by multi-bus technology, designated self-organization technology and near field communication. We plan to launch QI in 2021. QI is composed of foundational network communication terminals with a chessboard layered above such foundation. QI is connected to a tablet computer for the online gaming aspect of the product. The foundational communication terminals will enable users to customize and adjust the chessboard settings, allowing users to play various different board games on the same mobile device. QI connects physical board game play with video game content and graphics, which will allow users to physically interact with one another as if they were playing a board game in reality, while enjoying the animation and sound effects of a video game. We believe QI will be popular among a variety of users, particularly users ages 14 and above, although we also expect QI to appeal to users outside of this demographic.

Manufacturing and Distribution

The initial design, appearance and structure of our products are created in our on-site studio located in Xiamen. We outsource the manufacture of our products to more than 20 factories through purchase contracts. We contract with multiple suppliers in an effort to mitigate any risk that our business will be restricted by a single supply shortage or manufacturing delay. In addition, our continuing relationships with multiple manufacturers allow us to quickly adjust to changing market demands.

Manufacturers are responsible solely for production of our products and rely on us for design and technology support, as we maintain all of the proprietary rights to our products. The standard production process, from initial design to final manufacture, typically takes between 35 to 40 days. Our two largest manufacturers in the year ended December 31, 2019 were Jinjiang He Xin Toys Co., Ltd. and Fujian Wei Ya Culture Communication Co., Ltd. , which accounted for 54.8% and 31.5% of our total purchases, respectively, and together accounted for 87.6% of our total purchases.

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Our distribution channels include domestic distributors, e-commerce platforms, supermarkets and export distributors. We intend to minimize direct selling and shift our focus towards selling to distributors and e-commerce platforms. 100% of our products sold in 2019 were sold domestically in China. Of our domestic sales in China, approximately 98.4% were generated from Chinese distributors and 1.6% were generated from supermarkets and e-commerce sites. Our Chinese distributors are organized regionally by province, including Zhejiang, Hubei, Jiangsu, Hunan, Guizhou, Liaoning, and Shandong. Our products are sold in several supermarkets and specialty stores, including Walmart, Carrefour, Toys-R-Us, Vanguard, Tesco and Lotus.

Our continuing partnerships with regional distributors allow us to penetrate the market in numerous provinces in China. Our five largest customers are all domestic distributors and each covers a provincial geological market – Zhejiang, Shanxi, Fujian, Hunan and Jiangsu. In 2019, each of our five largest domestic distributors accounted for approximately 5.2% to 10.6% of our total annual revenue and together accounted for 34.9% of our total annual revenue. In addition, we primarily sell domestically within China. In 2019, 98.4% of our revenue was derived from domestic distributors.

One or a few customers have in the past and may in the future represent a substantial portion of our revenues and gross profits in any one year or over a period of several consecutive years. For example, in 2019, two customers, two customers under the same ownership together, accounted for 12.1% of our total revenues. Therefore, the loss of business from any one of such customers could have a material adverse effect on our business or results of operations.

We are in the process of expanding our brand to physical experience stores. We are leveraging our experience and insight into traditional toy and gaming park industries and our strength in AR technologies to build experience stores that provide customers with a variety of AR interactive activities, as well as a location to purchase AR interactive toys. We expect such stores will generate revenues from sales of membership cards and direct sales of our products. Five types of membership cards, (i) one-year cards, (ii) half-year cards, (iii) three-month cards, (iv) monthly cards and (v) one-time cards, may be purchased by customers, and, depending on the type of membership card purchased, customers may purchase multiple toys in the stores for the same value of the membership card. For example, if a customer purchased a one-year membership card, the customer may take home multiple toys from the stores up to the total price paid for the membership card. If the price of the toys exceeds the price of the membership card, the customer would pay the difference between the price of the toys and the price of the membership cards. In April 2019, we began selling membership cards.

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Our Position

We have positioned our company as a leading producer, developer and operator of AR interactive entertainment games and toys as a result of the following key factors:

•	Market Expansion due to Two-Child Policy. The size of the toy market in China has increased significantly in the recent past. We believe this growth is a direct result of the implementation of China’s two-child policy. The Chinese government began to gradually disregard the one-child policy in the early 2010s and the two-child policy was fully implemented in 2016. According to Frost & Sullivan, China’s two-child policy is expected to drive an increase in the total population of the 0-14 age group from 230 million in 2016 to 262 million in 2021, representing a compound annual growth rate, or CAGR of 2.7%, compared to an overall expected population growth CAGR of 0.4% over the same period. Such a large increase in the 0-14 age population group necessarily indicates expansion and growth for those markets that cater to children and young adults.

•	Shift Towards Intelligent Toys. Chinese culture is experiencing a fundamental shift away from traditional, medium- to low-end toys towards intelligent, interactive and innovative toys and games.

•	Rapid AR Industry Growth. The global AR industry is still in its infancy, with many companies currently investing heavily in research and development. Digi-Capital predicts that by 2023, the global AR industry could reach $85 billion to $90 billion in revenue, compared to $10 billion to $15 billion for the virtual reality industry. Industry experts also believe that the Chinese AR industry could represent RMB 55 billion in 2020. While there are many varied forecasts and estimates on the future market size of the AR industry, we believe industry experts tend to agree that the industry will experience rapid growth in the coming years.

•	Supportive Economic Conditions in China. According to the National Bureau of Statistics of China, per capita annual disposable income of urban residents in China is expected to increase from RMB 33,616 in 2016 to RMB 48,620 in 2021, representing a CAGR of 7.7%. According to Frost & Sullivan, per capita expenditure on education, cultural and recreational activities of urban residents in China is expected to grow from RMB 2,638 in 2016 to RMB 4,233 in 2021 at a CAGR of 9.9%. Increases in annual disposable income and per capita expenditure correlate to increases in market growth for recreational, educational and leisure markets in China, such as the AR interactive toy market.

•	Few Direct Competitors in China. The AR interactive toy industry in China is new and evolving. We do not believe that large traditional toy companies, or companies that focus on high-tech toys and games, have captured a significant portion of the AR interactive toy market in China.

We have received a number of industry, trade association and governmental awards relating to our business and operations, which serve to enhance our brand and reputation, including:

•	Best Industrial Value Excellence Award in the Fifth International Animation Expo and the National First Animation and Derivatives Design and Development Competition (2010);

•	Vice-Chairman of Animation and Game Industry in Fujian Province by Fujian Association of Animation and Game Industry (2013);

•	High and New Technology Enterprises by Xiamen Municipal Bureau for Science and Technology, Finance Bureau of Xiamen, Xiamen Provincial Office of State Administration of Taxation and Xiamen Local Taxation Bureau (2015);

•	Leading Company As a Technology Small Giant by Fujian Provincial Department of Science and Technology, Fujian Development and Reform Commission, Fujian Provincial Commission of Economy and Information Technology, and Fujian Provincial Department of Finance (2016); and

•	The Best Growth Medium- to Small-Scaled Enterprises in Xiamen City by Xiamen Municipal Bureau for Economics and Informatization (2018).

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Industry Background

Toy and Game Industry

The toy and game market in China can be classified broadly into electronic, mechanical, plastic and wooden toys. Electronic toys, models, licensed toys (including spin-off toys from movies and cartoon characters), dolls, high-tech toys, educational toys, internet-connected toys and toys for adult recreation and entertainment are increasingly being introduced to the market.

According to market research data, the total retail sales of toys and games in China have soared from RMB 111.8 billion in 2012 to RMB 276.5 billion in 2017, registering an average annual growth rate of 19.9%. In 2017, retail sales of traditional toys and games increased by 7.4% annually to RMB 74.43 billion, representing 26.9% of total market turnover, while retail sales of electronic toys and games increased by 24.1% annually to RMB 202.07 billion, accounting for 73.1% of total market turnover.

As incomes of urban residents in China continue to rise and quality of life continues to improve, toy demands are beginning to change. There is a shift away from traditional, medium- to low-end battery-operated toys, construction sets and decorative toys, towards innovative electronic toys and intelligent toys. Despite this economic and cultural shift, many industry players believe that toy and game companies continue to underestimate the spending power of China’s low-income groups. With average income rising at a rate of 8%-11% annually in China, wage earners are enjoying higher disposable incomes, which we believe will lead to an increase in demand for toys and games in China, particularly innovative and exciting products.

AR Industry

AR uses technology to add information — sounds, images and text — to the world we see. AR presents virtual information as reality and enables people to interact with the virtual environment. With AR, users perceive the real world with the addition of computer-generated sounds, images and text that are overlaid on specific objects. Users employ a mobile-connected device that is equipped with a camera, such as a smart phone or a tablet computer. The camera on the device scans the environment, feeding the mobile application’s image recognition capability. The mobile application’s AR content is triggered when specific images are recognized, such as quick response codes, borders and faces. For example, users manipulate the physical toy associated with the mobile game and the associated character in the mobile game will act accordingly. Regarding motion capture technology, the camera on the mobile device scans and captures the physical toy associated with the mobile game while the mobile game synchronizes the image of the physical toy in the mobile game, creating an immersive gaming experience. Location-based AR works in a similar manner, using devices equipped with a global positioning system or other location sensors. By using the device in a specific location or area, the mobile application’s AR content is triggered. AR seamlessly connects reality with virtual information by means of technology, and constructs virtual scenery.

The advancement and development of AR technology has brought additional creativity and engaging game play to traditional toy products. We believe the continued integration of AR technology into toys is a sustainable trend for the toy industry. We believe there are few direct competitors in the AR interactive toy market in China, and we hope to quickly seize the majority of this market share through our technological advantages and continued development and sales of our differentiated and innovative products.

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We believe that China’s domestic environment is conducive to the development of the AR industry as a result of increases in annual disposable income and per capita expenditure and increases in the population aged 0-14 due to China’s two-child policy. Additionally, the Chinese government recently issued policies in support of the development of the AR industry. In December 2016, the State Council issued the 13th Five-Year National Informationization Plan, or the Informationization Plan, which emphasizes strengthening basic research and development of new technologies, such as AR. The Informationization Plan stated that “[t]he new playing area must be built to lead the AR industry.” Chinese national macroeconomic policies also support the AR industry. In May 2017, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council issued the Outline of the National Plan for Cultural Development and Reform during the Period of the Thirteenth Five-year Plan. Pursuant to this outline, between 2017 and 2022, the Chinese government has indicated that it intends to vigorously support the development of the game industry and to promote and encourage companies to produce high-tech, as opposed to traditional, gaming products.

The global AR industry is a new and evolving market, and we believe several companies are currently investing heavily in AR research and development. Digi-Capital predicts that by 2023, the global AR industry could reach $85 billion to $90 billion in revenue, compared to $10 billion to $15 billion for the virtual reality industry. Industry experts also believe that the Chinese AR industry could represent RMB 55 billion in 2020. While there are several varied forecasts and estimates concerning the future market size of the AR industry, we believe industry experts tend to agree that the industry is expected to experience rapid growth in the coming years.

We believe the presence of AR in the education field is also expected to increase. We believe the immersive AR experience is particularly attractive to children as it requires more engagement, and is more entertaining, than traditional learning methods. We believe AR can be used to trigger subconscious memorization, which tends to be more permanent than the memorization of text and we believe this can lead to longer and more accurate information retention.

The integration of wireless networks, such as the 5G network, with big data, artificial intelligence, virtualization, AR and other technologies creates constant internet connectivity within society. The increasing popularity of smart phones and smart portable devices together with the development of mobile internet technologies has promoted the use of AR interactive toys in China. The 5G network provides a key infrastructure for the development of the AR game industry. As a next-generation communication technology, the 5G network will provide users with more real-life experiences, such as ultra-high-definition video, social networks, and immersive games, which promote upgraded human interaction and intensifies crossover between the online and offline world. By using 5G networks, AR technology redefines the way humans interact with information, with their internet devices, and with their communities.

We believe that AR interactive toys and games will likely continue to be more appealing to children than traditional toys and games as a result of the cultural shift towards high-tech toys and the increased use of mobile-connected platforms. As a result, we believe AR interactive toys will dominate a significant portion of the toy market in the near future. The AR interactive toy industry in China is new and evolving. We believe that our innovative products, favorable government policies, increases in annual disposable income and per capita expenditure, and our patent portfolio provide us with substantial opportunities for growth within the AR interactive toy market and the more generalized AR and toy and game markets.

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Competitive Strengths

We believe the following competitive strengths will continue to contribute to our success in the AR interactive toy and game market:

•	Advanced AR Technology in Interactive Entertainment – Our business model centers around toys, mobile games, and original intellectual property. By focusing on the development of our proprietary AR technologies, we differentiate ourselves from traditional toy companies that lack the technological sophistication required to enter the AR interactive toy industry. We believe our core technological advantage lies in the superiority of our image recognition and motion capture technologies

•	Community-Based Platform – We build gaming communities that integrate online and offline relationships and activities. We promote gaming events by hosting national gaming competitions, such as the AR Racer Championship 2017, and by attending at least two gaming exhibitions per year. These activities allow us to attract new users.

•	Multi-Platform Coverage – Our products cover multiple platforms including PCs, iOS and Android. Such multi-platform approach allows us to attract a broad base of users with diverse entertainment preferences.

•	Highly Engaged and Interactive Community – We build our brand and retain our users by promoting frequent interactions between users. Our content is highly dynamic, as our users are able to interact with each other which in turn bolsters their overall entertainment and the social experience offered by our platform.

•	Strong Research and Development – We believe the key to success in the AR interactive toy market is research and development. As such, we invest substantially in the research and development of AR technologies. We maintain two high quality research and development teams, responsible for hardware and software design.

•	Proprietary Intellectual Property – The core of our business is our proprietary technology. Our patents, trademarks, copyrights, and other intellectual property rights serve to distinguish our products, protect our products from infringement, and contribute to our competitive advantages. To secure the value of our technology and developments, we are aggressive in pursuing a combination of patent, trademark and copyright protection for our proprietary technologies.

•	Variety of Products and Comprehensive Business Model - We currently offer four primary product lines, each of which extends to several derivative products and mobile games and targets a large span of customers. We have created numerous original products that are well known and loved by our users such as “AR Crazy Bug”, “AR Racer”, and “AR 3D Magic Box.” We have also obtained the usage rights to various internationally well-known intellectual property designs. Using our expertise in AR technology, we are able to develop a variety of products that cater to the rapidly changing AR interactive toy and game market. We believe that our comprehensive business model, integrating research and development of AR technologies, original content and appearance design, and promotion and sales of AR interactive toys through various channels, including e-commerce, distributors and our newly launched experience stores, encourages our sustained growth in the marketplace.

•	Strong Sales and Marketing Distribution - Our sales and marketing team is experienced and has fostered successful, long-term relationships with our partnered distributors. We promote our brand through a series of marketing and public relationship activities, including traditional marketing means, including internet, outdoor displays, and events such as hosting a national gaming competition, the National AR Racer Championship 2017.

•	Experienced Management Team – Our management team consists of seasoned executives with several years of experience in broad management roles. We foster and encourage a highly committed management team that includes employees specialized in AR technology and equipment, as well as sales and marketing. Our management team also has a defined vision of the market and a directive growth strategy. Their global professional experience continues to propel us to the forefront of the AR interactive toy industry in China and set us apart from our peers. Our team’s collective experience and strong execution capabilities enable us to grow successfully, manage our operations, and promote our premium brand.

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•	Award Winning and Recognized Brand –In March 2012, we were appointed as vice-chairman of the Animation Game Industry in the Fujian Province. In February 2014, we were approved as a Xiamen Technology-based Medium and Small-Sized Enterprise of 2014. We were named Xiamen Intellectual Property Pilot Enterprise of 2014-2015. In May 2016, Blue Hat Fujian was officially listed on the New Third Board in China. China’s over-the-counter stock market, and was subsequently delisted in May 2018, per Blue Hat Fujian’s request. These accolades contribute to our brand recognition.

Our Strategy

Our mission is to provide high quality, cutting edge interactive entertainment products and services to our users and we aspire to become one of the most popular technology-enabled entertainment communities for the young generation in China.

We intend to continue to focus our efforts on our AR interactive toys to combine technology, physical toys and mobile application games to add interactive gameplay to traditional toys. We plan to pursue the following growth strategies to expand our business and further extend our position in the AR interactive toy market in China:

•	Enhance Game Content –As a direct result of our advanced AR technologies, we are, and must continue to be, able to alter game content quickly to adapt to the fast changing market. We also intend to cater our product design towards children’s expressions, interests, creativity, memory, and logic, manipulation and physical coordination abilities. By enhancing game and product content, we hope to both retain existing customers and attract new ones.

•	Substantial Investment in Research and Development – We intend to continue to increase our investment in research and development and improve our research and innovation capacity by implementing a new product development plan to enhance the quality and novelty of our products, maintain and grow our intellectual property portfolio, and design our product appearances with images that are welcomed by children. We also intend to implement a technical innovation plan to increase our market share in the children’s toy market and to emphasize our research and development of (i) unique appearances and structural designs, (ii) technical optimization and (iii) maintenance of user-friendly operations.

•	Increase the Variety of AR Entertainment Products – We intend to devote significant resources to enhancing our current products and developing new products. We plan to expand our product lines on four fronts: (i) over the next two years, we intend to develop two complementary products to AR Racer: AR Plane and AR Tank; (ii) we intend to continue to obtain usage rights to various internationally well-known intellectual property designs from video games, comics and animations, and (iii) we intend to launch two new product lines: Fidolle and Qi.

•	Enhance Sales and Marketing – In September 2018, we opened our first physical experience store in Xiamen, China. We plan to open three additional stores in Xiamen in the first half of 2019. By 2021, we intend to have opened or franchised over 100 physical experience stores across China to increase our physical presence in China and strengthen our brand recognition. Our strategy is to initially capture the AR market in China's first tier, or largest, cities, where consumers typically have the strongest purchasing power, and then expand to other cities in China. We also plan to expand our e-commerce sales team in 2019, and to operate flagship e-commerce stores via large online retailers, such as Amazon, Alibaba, including Tmall.com and Taobao.com, and JD.com, to further penetrate the market. We expect e-commerce stores to synergize with physical experience stores. If consumers do not purchase our products in-store immediately after playing with our products in the experience store, they can easily place orders at home through e-commerce stores.

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To implement our growth strategy, we intend to hire talented personnel to enrich our management team and strengthen our business.

The anticipated material steps involved in our physical expansion strategy include, among other things, location selection, staff recruitment, purchase of equipment, execution of leases, and conducting renovations. In terms of the anticipated material costs involved in such expansion, we currently expect to invest approximately RMB 300,000 ($43,633) per store in such endeavors, consisting of approximately RMB 100,000 ($14,544) for equipment, approximately RMB 50,000 ($7,272) to RMB 80,000 ($11,636) for renovations, and approximately RMB 120,000 ($17,453) to RMB 150,000 ($21,817) for rental expenses.

In the process of such expansion, we will inevitably face challenges, including discovering suitable locations, hiring knowledgeable staff and potentially facing increased competition from competitors. We believe that our competitive advantages in the AR market, including our proprietary technology and product lines, as well as effective control of key components of our business, such as research and development and sales, will assist in potentially overcoming challenges that we may face.

The successful expansion through physical experience stores depends on several factors, many of which are outside of our control, including effective control of management and operations, reasonable rent levels, appropriate labor costs, and adequate financial support. We recognize that these risks exist and understand that implementation of our expansion plan could be put on hold or cease altogether if any such risks are realized. In order to potentially mitigate such challenges, we have organized a devoted marketing team to conduct a due diligence study of each physical experience store, including location selection, staff recruitment and other details. Throughout the process, we intend to accumulate and study such experiences of opening or franchising stores in order to work towards achievement of our goal to have opened or franchised several physical experience stores across China by 2021.

Sales and Marketing

Our marketing operations consist of a planning department, a sales department, an e-commerce department and a product department. We are in the process of expanding our e-commerce sales team, and we are transitioning from single, offline promotional activities to diversified, online interactive marketing and digital marketing. We intend to increase our branding and advertising activities via online communities, social media and television, thus increasing our brand awareness.

We have an experienced sales team with more than 35 staff members, many of which several years of sales experience. Currently, our sales are primarily derived from developed regions in China such as Jiangsu and Zhejiang. We intend to expand into more diverse regions of China in an effort to increase our market share. Currently, we have four subsidiaries located in Chongqing, Hunan, Fujian and Shenyang, responsible for sales and marketing.

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We intend to continue building our salesforce and enhancing our sales power. We plan to penetrate the market further through our physical presence in stores and our e-commerce platforms. We also plan to establish flexible and diversified sales channels. For sales in China, we plan to continue to use distributors and our sales team will engage e-commerce channels. We also intend to continue to partner with provincial Chinese distributors to expand both our online and offline sales channels and to further infiltrate sales regions.

We believe that the key factors influencing our sales patterns are as follows:

•	Consumer Groups – We believe that China’s extensive population base demonstrates the market potential in China. We believe that demand for AR interactive toys will continue to expand as China’s population continues to grow.

•	Consumption Patterns and Consumption Habits – We believe that the development and increasing popularity of mobile payment systems and applications, internet and e-commerce shopping, along with the rapid growth of the Chinese social economy have greatly impacted the consumption patterns of Chinese society. Increased consumption habits of the general public allow for significant growth of AR products as people are more likely to spend money on entertainment, particularly entertainment that operates on the same wireless technology platforms as their computers and mobile devices, such as our products.

•	Seasonal Factors – The majority of our sales typically occur in the second half of the year during traditional Chinese holidays due to promotional activities and increased sales that typically accompany holiday shopping.

Our long-term branding development plan centers around brand recognition and increasing our brand awareness through the use of branding strategies such as market surveys, series designs and after-sales investigations. Our goal is to obtain a thorough understanding of user preferences and purchasing trends in order to increase confidence in our product quality, heighten brand loyalty, and increase the overall value of our brand. We intend to alter our product designs to meet consumers’ needs and adjust to market changes accordingly.

As described above, we are in the process of expanding our brand to physical experience stores in order to engage consumers, create user loyalty and introduce new users to our products. We are leveraging our experience and insight into traditional toy and gaming industries and our strength in AR technologies to build experience stores that provide customers with a variety of AR interactive activities, as well as a location to purchase AR interactive toys.

Product Quality

We emphasize the importance of quality and safety in our products throughout our product life cycle. During the product development stage, our specialized quality control engineers submit sample products for inspection before the products leave our on-site studio. Each product design also undergoes stringent tests for sample confirmation and material selection before any orders are placed with suppliers. All product changes are repeatedly tested repeatedly and fully verified before production is altered accordingly.

Our manufacturers are selected based on their productivity and are then evaluated based on our production requirements, including management needs, technical skills, file management, quality control, and company size. After a supplier is examined and confirmed by each of our relevant departments, it will be included in our supplier directory. We also conduct field assessments of our long-term suppliers from time to time.

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Our products also undergo a series of quality inspections throughout the manufacturing process, including material confirmation, initial workpiece inspection, process inspection and delivery inspection. All of our products currently comply with China 3C standards, China’s toy industry safety standards, as revised on January 1, 2016 by GB6675-2003 National Toy’s Safety Technical Specifications, and the American Society for Testing and Materials standards.

Intellectual Property

The core of our business is our proprietary technology. As a result, we strive to maintain a robust intellectual property portfolio. Our patents, trademarks, copyrights, and other intellectual property rights serve to distinguish and protect our products from infringement and contribute to our competitive advantages. To secure the value of our technology and developments, we are aggressive in pursuing a combination of patent, trademark, and copyright protection for our proprietary technologies. As of December 31, 2019, our intellectual property portfolio included 199 authorized patents, 1 applications for PCT international patents, 645 artistic copyrights, 37 patents pending in various stages of the application process, 13 applications for PCT international patents, 95 registered trademarks and 29 software copyrights.

Research and Development

We believe the key to success in the AR interactive toy market is research and development. As such, we have invested, and intend to continue to invest, substantial resources in the research and development of AR interactive technologies. We maintain two high quality research and development teams responsible for hardware and software design. Both research and development teams consist of 49 AR specialists, including many top talented individuals in the AR field, and are led by individuals with experience from China’s prominent internet game developers and operators. Approximately 28 members of our research and development team are based in Xiamen, mainly focusing on the research and development of electronic toys, AR games and products for licensing. Approximately 21 members of our research and development team are based at our Fuzhou branch, focusing on mobile games and AR game research and development. We also cooperate with several third party research and development teams. For example, we are partnering with Fujian Normal University Embedded Development Laboratory on the development of our Qi Platform. For example, we provide the funding for the project with Fujian Normal University, and in turn, we are able to use the facilities of Fujian Normal University and retain the intellectual property developed during the project.

Our research and development process for a new or enhanced product typically starts with our research and development team brainstorming with our marketing and sales team to create new ideas and designs containing popular elements. Our marketing and sales team will gather information about the market demand from distributors through exhibitions that they attend. Our marketing and sales team and our research and development team will hold meetings to discuss and summarize the information and determine which potential products they expect to be popular among existing and new customers. Our research and development team will then determine the feasibility of the proposed new products. From time to time, our research and development team will generate ideas for new products from a technological perspective and communicate such ideas with the marketing and sales team. These ideas are then presented to our senior management team for approval. If the proposal is approved by senior management, the company will officially establish the project of developing the new product.

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Our standard research and development cycle per product is approximately eight months. Initial product development usually takes two to three months in order to produce quality product samples. For product samples put into production, it usually takes an additional four to eight months for further development and design.

Our research and development department is currently focusing on the further advancement of the technology used in our products, including photosensitive induction technology, gesture-sensor technology, infrared induction technology and AR identification technology. We have invested, and will continue to invest, substantial resources in our research and development activities, including technology and game development.

Recent Business Updates

Blue Hat Interactive Entertainment Technology ("Blue Hat" or the "Company") (NASDAQ: BHAT), a producer, developer and operator of augmented reality ("AR") interactive entertainment games, toys and educational materials in China, today announced that it has partnered with Xiamen Xing Meng Wei Lai Culture Media Co. LTD (“Xing Meng Wei Lai”) , a leading Chinese multi-channel network (“MCN”) and internet content development agency, to build Direct-to-Consumer (“DTC”) social content marketing channels via short videos and live streaming. Through the partnership, Blue Hat expects to gradually release its product line on various popular short video and live streaming platforms, including Douyin (TikTok).

In recent years, content-driven e-commerce has been surging in China. Taobao Live, Alibaba Group’s dedicated livestreaming channel, thrived in 2019 with livestreaming-led transactions growing over 150% for three consecutive years. Live streaming has become one of the fastest growing forms of e-commerce in China with over 500 million Chinese users. A study by iiMedia Research shows that the market size of Chinese live streaming e-commerce reached RMB 433.8 billion ($61.5 billion) in 2019, and is projected to double to RMB867,6 billion ($123 billion) in 2020. In the past, the majority of toy product sales came from the offline market. The COVID-19 pandemic has led to an increase in the amount of time parents and children interact at home on a daily basis. Accordingly, Blue Hat has been taking initiatives to shift its marketing focus to produce more social media and live stream content.

Based on Blue Hat’s product line, application scenarios and interactive features, Xing Meng Wei Lai intends to provide services from conception to execution, including customized planning for live streaming events, design and launch of online stores, and additional content-driven e-commerce promotions.

Blue Hat Interactive Entertainment Technology ("Blue Hat" or the "Company") (NASDAQ: BHAT), a producer, developer and operator of augmented reality ("AR") interactive entertainment games, toys and educational materials in China, today announced that it has signed a three-year partnership with smart education service provider, Sutesen Information Technology Ltd. ("Sutesen"), to expand Blue Hat’s Smart Immersive Education Classes, or "AR Immersive Classes" ("ARIC"), in Guangxi province, China. The partnership aims to commercially launch ARIC in up to 1,000 Guangxi preschools in three years.

The ARIC system encompasses the full collection of Blue Hat's immersive educational products that utilize AR technology to create a dynamic and engaging model for teaching in China's preschools. Based on Blue Hat’s proprietary AR technology, the ARIC system greatly enriches children’s learning experience as well as enables educators to track and analyze learning behavior of students.

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Blue Hat previously implemented ARIC on a trial basis in more than ten preschools in China's Fujian and Guangdong provinces and received positive feedback from teachers and students.

As part of the 3-year exclusive distribution agreement, Blue Hat has authorized Sutesen as the exclusive distributor for the ARIC system in the Guangxi province. For each preschool which licenses a full set of the ARIC system, Blue Hat will receive a monthly subscription fee of RMB 4,000-4,800 (approximately US$570-620) based on a multi-year contract. There are more than 10,000 preschools in Guangxi, with a pressing demand for high-quality preschool education. Multiple places in Guangxi province recently announced reopening dates for preschools following closures due to the COVID-19 pandemic in China, and Blue Hat believes such reopenings may provide a good opportunity for the launch of Blue Hat’s ARIC system in Guangxi.

Competition

Our business is characterized by innovation, rapid change and disruptive technology. We compete with AR interactive toy companies located around the world, and we may also face competition from new and emerging companies, including new competitors from the PRC. We consider our principal competitors to be those companies that provide educational AR game products to the market, including Shanghai Putao Technology Co., Ltd. and Sphero, Inc. We also compete with Nintendo of America Inc.’s amiibo product line.

Compared to our company, our current and potential competitors may have:

•	better established credibility and market reputations, longer operating histories, and broader product offerings;

•	significantly greater financial, technical, marketing and other resources, which may allow them to pursue design, development, manufacturing, sales, marketing, distribution and service support of their products;

•	more extensive customer and partner relationships, which may position them to identify and respond more successfully to market developments and changes in customer demands; and

•	multiple product offerings, which may enable them to offer bundled discounts for customers purchasing multiple products or other incentives that we cannot match or offer.

The principal competitive factors in our market include:

•	brand recognition and reputation;

•	ability to build customer loyalty, retain existing users and attract new users;

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•	continually-evolving innovation and research and development; and

•	the performance and reliability of products and platforms.

We believe we compete favorably with respect to the factors described above.

Facilities

Our principal executive office is located at 7th Floor, Building C, No. 1010 Anling Road, Huli District, Xiamen, China 361009, where we lease 15,336 square feet of office space. We lease this space under a lease that terminates on January 9, 2022. We also lease 2,314 square feet of office space located at Room 402, Floor 4, Industrial Design Center, Cross-Straight Longshan Culture Creative Industry Park, No. 84 South Longshan Road, Siming District, Xiamen, China under a lease that terminates on January 5, 2022. In addition, we lease 23,343 square feet of factory space located at Building 3, Dong Wai Yi Road, East Industrial Park, Datong Road, Tongan District, Xiamen, China under a lease that terminates on December 19, 2022. In addition, we lease 5,166 square feet of office space located at Room 713-723, Floor 7, Building #34, District C, Fuzhou Software Park, No. 89 Software Avenue, Tong Pan Road, Fuzhou, China under a lease that terminates on July 24, 2022.

We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any such expansion of our operations.

Employees

As of August 14, 2020, we had approximately 100 employees, all of which were full-time employees.

We have also engaged subcontractors to assist us with our manufacturing. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Legal Proceedings

We are not currently a party to any legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings and those involving any third party, nor any governmental proceedings pending or known to be contemplated, that in the opinion of our management would have a material adverse effect on our business or that may have, or have had in the recent past, significant effects on our financial position or profitability. However, from time to time, we may be involved in legal proceedings or be subject to claims arising out of our operations. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

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REGULATION

The following sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Legal Regulations on Intellectual Property in the PRC

Copyright

Pursuant to the Copyright Law of the PRC, which was first promulgated by the Standing Committee of the National People’s Congress on September 7, 1990 and became effective from June 1, 1991, and was last amended on February 26, 2010 and became effective as of April 1, 2010, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, shall constitute infringements of copyrights. The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, and offer an apology, pay damages, etc.

Trademark

Pursuant to the Trademark Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on August 23, 1982 and became effective from March 1, 1983, and was most recently amended on August 30, 2013 and became effective on May 1, 2014, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved. According to this law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. The infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

Patent

Pursuant to the Patent Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on March 12, 1984 and became effective from April 1, 1985, and was most recently amended on December 27, 2008, and was most recently amended on December 27, 2008 and became effective on October 1, 2009, after the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. And after a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design. Where the infringement of patent is decided, the infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

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Domain Name

Pursuant to the Administrative Measures on Internet Domain Names of China, which was recently amended by the Ministry of Industry and Information Technology on August 24, 2017 and became effective on November 1, 2017, “domain name” shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the internet protocol (IP) address of that computer, and the principle of “first come, first serve” is followed for the domain name registration service. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Furthermore, the holder shall pay operation fees for registered domain names on schedule. If the domain name holder fails to pay the corresponding fees as required, the original domain name registrar shall write it off and notify the holder of the domain name in written form.

Legal Regulations on Labor Protection in the PRC

According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the Standing Committee of the NPC on July 5, 1994, came into effect on January 1, 1995, and was most recently amended on December 29, 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its workers. An employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with relevant national standards. An employer must provide workers with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, as well as provide regular health checks for workers that are engaged in operations with occupational hazards. Laborers engaged in special operations shall have received specialized training and have obtained the pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations and vocational training for workers shall be carried out systematically based on the actual conditions of the company.

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012 and became effective as of July 1, 2013, and the Implementation Regulations on Labor Contract Law, which was promulgated on September 18, 2008, and became effective since the same day, regulate both parties through a labor contract, namely the employer and the employee, and contain specific provisions involving the terms of the labor contract. It is stipulated under the Labor Contract Law and the Implementation Regulations on Labor Contract Law that a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with the employee or by fulfilling the statutory conditions. Labor contracts concluded prior to the enactment of the Labor Law and subsisting within the validity period thereof shall continue to be honored. With respect to a circumstance where a labor relationship has already been established but no formal written contract has been made, a written labor contract shall be entered into within one month from the commencement date of the employment.

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According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on October 28, 2010, and became effective on July 1, 2011, and was most recently updated on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Measures for Participation in the Social Insurance System by Foreigners Working within the Territory of China, which was promulgated by the Ministry of Human Resources and Social Security on September 6, 2011, and became effective on October 15, 2011, employers who employ foreigners shall participate in the basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity leave insurance in accordance with the relevant law, with the social insurance premiums to be contributed respectively by the employers and foreigner employees as required. In accordance with such Interim Measures, the social insurance administrative agencies shall exercise their right to supervise and examine the legal compliance of foreign employees and employers and the employers who do not pay social insurance premiums in conformity with the laws shall be subject to the administrative provisions provided in the Social Insurance Law and the relevant regulations and rules mentioned above.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Counsel and became effective on April 3, 1999, and was amended on March 24, 2002 and was partially revised on March 24, 2019 by Decision of the State Council on Revising Some Administrative Regulations (Decree No. 710 of the State Council), housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee. Registration by PRC companies at the applicable housing provident fund management center is compulsory and a special housing provident fund account for each of the employees shall be opened at an entrusted bank.

The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB 10,000 to RMB 50,000. When companies breach these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

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Legal Regulations on Tax in the PRC

Income Tax

In January 2008, the PRC Enterprise Income Tax Law took effect, which was last amended by the Standing Committee of the National People’s Congress on December 29, 2018. The PRC Enterprise Income Tax Law applies a uniform 25 percent enterprise income tax rate to both FIEs and domestic enterprises, except where tax incentives are granted to special industries and projects. The PRC Enterprise Income Tax Law defines “resident enterprise” as an enterprise established outside of the territory of China but with its “de facto management body” within China, which will also be subject to the 25% enterprise income tax rate. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise. Under the PRC Enterprise Income Tax Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008, and payable to its foreign investor may be subject to a withholding tax rate of 10 percent if the PRC tax authorities determine that the foreign investor is a Non-resident Enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008, are exempt from PRC withholding tax.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, which was repealed by Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises in December 2017. According to the new announcement, it shall apply to handling of matters relating to withholding at source of income tax of non-resident enterprises pursuant to the provisions of Article 37, Article 39 and Article 40 of the Enterprise Income Tax Law. According to Article 37, Article 39 of the Enterprise Income Tax Law, income tax over non-resident enterprise income pursuant to the provisions of the third paragraph of Article 3 shall be subject to withholding at the source, where the payer shall act as the withholding agent. The tax amount for each payment made or due shall be withheld by the withholding agent from the amount paid or payable. Where a withholding agent fails to withhold tax or perform tax withholding obligations pursuant to the provisions of Article 37, the taxpayer shall pay tax at the place where the income is derived. Where the taxpayer fails to pay tax pursuant to law, the tax authorities may demand payment of the tax amount payable, from a payer of the taxpayer with payable tax amounts from other taxable income items in China.

On April 30, 2009, the MOF and the SAT jointly issued the Circular on Issues Concerning Treatment of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59, which became effective retroactively as of January 1, 2008 and was partially revised on January 1, 2014. By promulgating and implementing this circular, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a Non-resident Enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax of Transfers of Assets between Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Bulletin 7 introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the Indirect Transfer as they have to assess whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

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On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and was revised on June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax.

If non-resident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our non-resident investors may be at risk of being required to file a return and be taxed under SAT Bulletin 7 and we may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we should not be held liable for any obligations under SAT Bulletin 7.

Value-Added Tax

According to the Temporary Regulations on Value-added Tax, which was most recently amended on November 19, 2017, and the Detailed Implementing Rules of the Temporary Regulations on Value-added Tax, which was amended on October 28, 2011, and became effective on November 1, 2011, all taxpayers selling goods, providing processing, repair or replacement services or importing goods within the PRC shall pay Value-Added Tax. The tax rate of 17 percent shall be levied on general taxpayers selling or importing various goods; the tax rate of 17 percent shall be levied on the taxpayers providing processing, repairing or replacement service; the applicable rate for the export of goods by taxpayers shall be nil, unless otherwise stipulated. On April 4, 2018, the Ministry of Finance and the SAT jointly issued the Notice of Adjustment of Value-added Tax Rates which declared that the VAT tax rate in regard to the sale of goods, provision of processing, repairs and replacement services and importation of goods into China shall be reduced from the previous 17% to 16% from May 1, 2018.

Furthermore, according to the Trial Scheme for the Conversion of Business Tax to Value-added Tax, which was promulgated by the MOF and the SAT, the PRC began to launch taxation reforms in a gradual manner in January 1, 2012, whereby the collection of value-added tax in lieu of business tax items was implemented on a trial basis in regions showing significant radiating effects in economic development and providing outstanding reform examples, beginning with production service industries such as transportation and certain modern service industries.

In accordance with a SAT circular that took effect on May 1, 2016, upon approval of the State Council, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner starting May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

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Regulations on Foreign Exchange

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules, as amended, and various regulations issued by SAFE and other relevant PRC government authorities, Renminbi is freely convertible to the extent of current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from SAFE or its provincial branch for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside of the PRC. Payments for transactions that take place within the PRC must be made in Renminbi. Foreign currency revenues received by PRC companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by SAFE.

Dividend Distribution

Wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these FIEs may not pay dividends unless they set aside at least 10 percent of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50 percent of the enterprise’s registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

Circular 37, issued by SAFE and effective on July 4, 2014, regulates foreign exchange matters in relation to the use of SPVs by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing FIEs to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into a SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch.

PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the registered SPV, such as any change of basic information (including change of such PRC “resident’s name” and operation term), increases or decreases in investment amounts, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation on or failure to disclose controllers of a FIE that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant FIEs, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

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On March 30, 2015, the SAFE promulgated Circular 19, which came into effect on June 1, 2015. According to Circular 19, the foreign exchange capital of FIEs shall be subject to the Discretional Foreign Exchange Settlement. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account of a FIE for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the FIE. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital of a FIE is temporarily determined to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a FIE needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementations, it is uncertain how these rules will be interpreted and implemented.

Regulations on loans to and direct investment in the PRC entities by offshore holding companies

According to the Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt promulgated by SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the NDRC and the MOF and effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are FIEs, are considered foreign debt, and such loans must be registered with the local branches of the SAFE. Under the provisions, the total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a FIE is limited to the difference between the total investment and the registered capital of the foreign- invested enterprise.

On January 12, 2017, the People’s Bank of China promulgated the Circular of the People’s Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, which took effect on the same date. The PBOC Circular 9 established a capital or net assets-based constraint mechanism for cross-border financing. Under such mechanism, a company may carry out cross-border financing in Renminbi or foreign currencies at their own discretion. The total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit is calculated as capital or assets multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter.

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In addition, according to PBOC Circular 9, as of the date of the promulgation of PBOC Circular 9, a transition period of one year is set for foreign-invested enterprises and during such transition period, FIEs may apply either the current cross-border financing management mode, namely the mode provided by Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt and the Interim Provisions on the Management of Foreign Debts, or the mode in this PBOC Circular 9 at its sole discretion. After the end of the transition period, the cross-border financing management mode for FIEs will be determined by the People’s Bank of China and SAFE after assessment based on the overall implementation of this PBOC Circular 9.

According to applicable PRC regulations on FIEs, capital contributions from a foreign holding company to its PRC subsidiaries, which are considered FIEs, may only be made when approval by or registration with the MOFCOM or its local counterpart is obtained.

Regulations Relating to Foreign Investment

The Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the MOFCOM and the NDRC. The latest version of the Catalogue became effective from July 28, 2017, which was partially abolished by Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2018). The Catalogue divides industries into three categories in terms of foreign investment: “encouraged”, “restricted” and “prohibited.” The purpose of the Catalogue is to direct foreign investment into certain priority industry sectors while restricting or prohibiting investment in other sectors. If the investment falls within the “encouraged” category, foreign investment can be conducted through the establishment of a WFOE. If the investment falls within the “restricted” category, foreign investment may be conducted through the establishment of a WFOE if certain requirements are met or in some cases must be conducted through the establishment of a joint venture enterprise, with varying minimum shareholdings for the Chinese party, depending on the particular industry. If the investment falls within the “prohibited” category, foreign investment of any kind is not allowed. Any investment that occurs within an industry not falling into any of three categories is classified as a permitted industry for foreign investment.

On June 28, 2018, the National Development and Reform Commission and Ministry of Commerce promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2018), which took effect on July 28, 2018. The Special Administrative Measures (Negative List) for Foreign Investment Access specified in the Catalogue of Industries for Foreign Investment (Revision 2017) issued by the National Development and Reform Commission and the Ministry of Commerce on June 28, 2017 are repealed simultaneously, while the Catalogue is still valid.

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The Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to foreign-invested entities, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. Because the “negative list” has yet to be published, it is unclear whether it will differ from the current Special Administrative Measures for Market Access of Foreign Investment (Negative List). The Foreign Investment Law provides that FIEs operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list”, the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access.

Besides, the PRC government will establish a foreign investment information reporting system, according to which foreign investors or foreign-invested enterprises shall submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security.

Furthermore, the Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

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In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Company Law

Pursuant to the PRC Company Law, promulgated by the Standing Committee of the National People’s Congress on December, 29 1993, effective as of July 1, 1994, and as revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 and October 26, 2018, the establishment, operation and management of corporate entities in the PRC are governed by the PRC Company Law. The PRC Company Law defines two types of companies: limited liability companies and limited stock companies.

Our PRC operating subsidiary is a limited liability company. Unless otherwise stipulated in the related laws on foreign investment, foreign invested companies are also required to comply with the provisions of the PRC Company Law.

Laws and Regulations on the Protection of Consumer Rights and Interests

Business operators in the business of supplying and selling manufactured goods or services to consumers, shall comply with the Law of the PRC on the Protection of Consumer Rights and Interests (the “Consumer Rights Protection Law”) promulgated by the SCNPC on October 31, 1993, and effective as of January 1, 1994, and revised on August 27, 2009 and October 25, 2013.

According to the Consumer Rights Protection Law, business operators must ensure that the goods or services provided by them meet the requirements for safeguarding personal and property safety. For goods and services that may endanger personal and property safety, consumers should be provided with a true description and an explicit warning, as well as a description and indication of the proper way to use the goods or accept the services and the methods of preventing the occurrence of a hazard. If the goods or services provided by the business operators cause personal injuries to consumers or third parties, the business operators shall compensate the injured parties for their losses.

Contract Law

All of our contracts are subject to the PRC contract law. Under PRC contract law, a natural person, legal person or other legally established organization shall have full capacity of civil right and civil conduct while entering into a contact. Except as otherwise required by other laws and regulations, the formation, validity, performance, modification, assignment, termination, and liability for breach of a contract are stipulated by PRC contract law. A contracting party who failed to perform or failed to fulfill its contractual obligation shall bear the responsibility of a continued duty to perform or to provide remedies and compensation as provided by PRC laws.

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Product Quality Law

Pursuant to Product Quality Law of the PRC, promulgated on September 1, 1993 and amended in 2000, 2009 and 2018 respectively, producing or selling products that do not meet the standards or requirements for safeguarding human health or that constitute unreasonable threats to the safety of human life or property is prohibited. Where a defective product causes physical injury to a person or damage to his/her property, the injured party may claim compensation against the manufacturer or the distributor of such product.

Where any person produces or sells products that do not comply with the relevant national or industrial standards for safeguarding human health or constitute unreasonable threats to the safety of human life or property, the relevant authority will order the specific manufacturer or distributor to suspend the production or sale of defective products, confiscate the products produced or for sale, and impose a fine in an amount of up to three times the value of the defective products. Where illegal earnings were made or were involved, the relevant earnings will be confiscated accordingly. If the breach of regulation is serious, the business license of the relevant manufacturer and distributor may be revoked. If the relevant activities constitute a crime, the offender may be prosecuted.

PRC Laws and Regulations Relating to Advertising Business

The State Administration for Industry and Commerce, or SAI, is the primary governmental authority regulating advertising activities in China. The Advertisement Law of the PRC, which was most recently amended on October 26, 2018, the Administrative Regulations for Advertising, effective as of December 1, 1987, and the Administrative Provisions on Registration of Publishing of Advertisements, effective as of December 1, 2016 are the relevant regulations that apply to advertising businesses.

According to the above laws, regulations and rules, a company engaged in advertising activities must obtain, from the SAIC or its local branches, a business license that specifically includes operating an advertising business in its business scope. Failure to do so may lead to orders to rectify, fines and other penalties. An enterprise engaging in advertising not need to apply for registration of releasing advertisement, provided that such enterprise is not a radio station, television station, newspaper or magazine publisher or any other entity otherwise specified in the relevant laws or regulations. A radio station, television station, newspaper, magazine publisher or any other entity otherwise specified in the relevant laws or regulations may be subject to penalties, including fines, confiscation of advertising income and orders to rectify if it conducts advertising releasing activities without completing the required registration. The business license of an advertising company is valid for the duration of its existence unless the license is suspended or revoked due to a violation of any relevant laws or regulations. Foreign investors are permitted to own all equity interests in PRC advertising companies.

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Regulations on Toy Recall System

Pursuant to Article 3 of the Regulations on the Administration of Recall of Children’s Toys (Order No. 101 of the State Administration of Quality Supervision, Inspection and Quarantine), the term “children’s toys” refers to products processed, sold, and designed or intended for children under 14 years of age to play. “Defects” referred to in the Regulations on the Administration of Recall of Children’s Toys refer to unreasonable dangers that are common in certain batches, models or categories of children’s toys and that endanger children’s health and safety due to design, production, instructions and other reasons. The term “recall” in the Regulations on the Administration of Recall of Children’s Toys refers to a situation in which manufacturers and distributors must recall defective toys in accordance with prescribed procedures and requirements. The producer or the sellers organized by the producer can effectively prevent and eliminate the damage caused by defects by supplementing or amending the consumption instructions, returning goods, changing goods, repairing goods, and so on.

Article 12 of the Regulations on the Administration of Recall of Children’s Toys stipulates that producers shall strengthen the management of information concerning the design of children’s toys, the purchase of raw materials, the production and sale of toys and the labeling of products, as well as consumer complaints, product injury accidents, product injury disputes and recalls of products abroad, and establish and improve relevant information archives. Article 13 of the Regulations on the Administration of Recall of Children’s Toys stipulates that sellers shall strengthen the management of children’s toys, information management such as purchasing and sales, and proper preservation of consumer complaints, product injury accidents, product injury disputes and other information files.

Article 14 of the Regulations on the Administration of Recall of Children’s Toys states that where the producer is aware that the children’s toy provided by him may be defective, the defect investigation shall be commenced immediately to confirm whether there is a defect.

Article 19 of the Regulations on the Administration of Recall of Children’s Toys states that where a defect in a children’s toy is confirmed by investigation, a risk assessment shall be made on the basis of the possibility, extent and scope of the damage to the child’s health and safety caused by the defect in the child’s toy, and a recall shall be carried out according to the result of the risk assessment.

Children’s Toy Recall Information and Risk Assessment Management Method

Children’s Toy Recall Information and Risk Assessment Management Method was formulated pursuant to the provisions of the Administrative Provisions on the Recall of Children’s Toys, promulgated and enforced as of January 31, 2008. This method is formulated for the purposes of scientifically and orderly managing the defect investigation and risk assessment of children’s toys. The Defective Products Management Center of State Administration of Quality Supervision, Inspection and Quarantine is in charge of the routine management of children’s toys recall, and mainly assists the State Administration of Quality Supervision, Inspection and Quarantine to establish and maintain information system for recall management, to organize expert database, to select testing and experimental institution, organizing defect investigation and risk assessment, etc. In the event of children’s toys recall, its basic information, consumers’ complaints, injury accidents, injury disputes and overseas recalls of its products, etc. shall be filed with the local quality supervision department by manufacturer in writing or electronically.

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Law of the People’s Republic of China on Import and Export Commodity Inspection

Law on Import and Export Commodity Inspection became effective on August 1, 1989 for the first time, and was later revised and enforced on December 29, 2018. Law on Import and Export Commodity Inspection is the legal basis for inspection and supervision of import and export commodities. This law is formulated for the purposes of improving and regulating the inspection of import and export commodities, guaranteeing the quality of commodities, promoting the smooth development of China’s economic and trade relations with other countries. This law highlights the emphasis of inspection of import and export commodities, stipulates that commodity inspection agencies shall conduct compulsory inspection to import and export commodities which are listed in the Catalogue or required by other laws and regulations.

Law on Import and Export Commodity Inspection stipulates that import commodities subject to statutory inspection that have not been inspected must not be sold or used; export commodities subject to statutory inspection that have failed to pass the inspection must not be exported; packaging containers for dangerous export commodities shall apply for a test of the performance and use of such packaging containers, and no permission shall be granted for the export of dangerous commodities kept in packaging containers which have not passed the test. This Law applies to the management of 11 categories of import and export toy products, including soft toy, bamboo toy, plastic toy, ride-on toy, toy car, electric toy, paper toy, stationery like toy, soft modelling toy, ejecting toy and metal toy.

Implementation Regulations for the Law of the People’s Republic of China on Import and Export Commodity Inspection

Implementation Regulations for the Law of the People’s Republic of China on Import and Export Commodity Inspection was formulated pursuant to the provisions of the Law of the People’s Republic of China on Import and Export Commodity Inspection, adopted at the 101st executive meeting of the State Council on August 10, 2005 and effective as of December 1, 2005, later revised and enforced on March 2, 2019.

This regulation applies to the management of 11 categories of import and export toy products, including soft toy, bamboo toy, plastic toy, ride-on toy, toy car, electric toy, paper toy, stationery like toy, soft modelling toy, ejecting toy and metal toy.

Standardization Law of the People’s Republic of China

Standardization Law of the People’s Republic of China was passed by the fifth session of the Standing Committee of the Seventh National People’s Congress on December 29, 1988, and revised on November 4, 2017. This law is formulated for the purposes of developing socialist commodity economy, promoting scientific and technological advancement, improving the quality of products, adapting standardization work to the need for socialist modernization and external economic relationship development. This law applies to industrial product including toy product.

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Regulations of the People’s Republic of China on Certification and Accreditation

Regulations of the People’s Republic of China on Certification and Accreditation became effective as of September 3, 2003, and was later revised on February 6, 2016. This regulation is formulated for the purposes of standardizing certification and accreditation, improving the quality of products and services and management standard. This regulation applies to all certification agencies, certification services and accreditation services in the PRC.

Administrative Regulations on Compulsory Product Certification

Administrative Regulations on Compulsory Product Certification was formulated pursuant to the provisions of the Regulations of the People’s Republic of China on Certification and Accreditation and other laws, regulations and relevant provisions of the State, was adopted by the General Administration of Quality Supervision, Inspection and Quarantine on July 3, 2009 and became effective as of September 1, 2009. For products that are subject to compulsory product certification, the PRC will unify the product catalogue (hereinafter referred to as catalogue), the compulsory requirements, standards and conformity assessment procedures for technical specifications, the certification marks. The particular products specified by the PRC may not be delivered, sold, imported or used in other business activities until they are certified and labeled with a certification mark. The product catalogue includes manufactured toy product.

GB 6675-2014

To guarantee the safety and quality of children’s toy, protect children’s health and safety, the Standardization Administration of the People’s Republic of China has revised GB 6675-2003 National Safety Technical Code for Toys and documented to GB 6675-2014 Safety of Toys National Standard 1-4 Parts, which were enforced as of January 1, 2016.

Four Mandatory National Standards are Part 1 of Safety of Toys: Basic Norm, Part 2 of Safety of Toys: Mechanical and Physical Properties, Part 3 of Safety of Toys: Flammability and <Part 4 of Safety of Toys: Migration of Specific Elements.

Since the date of enforcement, all toy products enter into Chinese mainland market shall meet the requirement of new Mandatory National Standards, and the old GB 6675-2003 National Safety Technical Code for Toys was invalidated with the enforcement of new Mandatory National Standards.

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Measures for the Inspection, Supervision and Administration of Import and Export Toys

Measures for the Inspection, Supervision and Administration of Import and Export Toys was promulgated by the State Administration of Quality Supervision, Inspection and Quarantine on March 2, 2009 and became effective as of September 15, 2009 and was most recently amended by the General Administration of Customs of the PRC on November 23, 2018, which formulates the entry conditions of import and export toys, the inspection of import and export toys, the registration of export toys, and the supervision and legal liability of import and export toys. This measure applies to the enterprises engaged in the production and trade of import and export toys and the inspection and quarantine institutions. This measure is formulated for the purposes of regulating the inspection and supervision of import and export toys, strengthening the administration of import and export toys and protecting the human health and safety of consumers.

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our directors and executive officers as of the date of this annual report. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 7th Floor, Building C, No. 1010 Anling Road, Huli District, Xiamen, China 361009.

Name	Age	Position
Xiaodong Chen	52	Chief Executive Officer and Director
Caifan He	47	Chief Financial Officer and Director
Jianyong Cai	58	Chief Technology Officer and Director
Qinyi Fu(1)	34	Independent Director
Jun Ouyang(1)(2)(3)	37	Independent Director
Huibin Shen(3)	47	Independent Director
Can Su(1)(2)	31	Independent Director

(1)	Member of audit committee.

(2)	Member of remuneration committee.

(3)	Member of nomination and governance committee.

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Xiaodong Chen has served as chief executive officer of Blue Hat since December 2018, as a member of the board of directors of Blue Hat since its incorporation in June 2018 and as the chairman of the board of directors and general manager of Blue Hat Fujian since August 2015. Mr. Chen is a director of Victory Hat Limited, a shareholder of Blue Hat. From July 1987 to November 1989, Mr. Chen served as an office worker of the Inspection Department of Fuzhou Second People’s Hospital. From December 1989 to June 1995, Mr. Chen served as the manager of Fuzhou Liming Footwear Co., Ltd. From December 1996 to January 2002, Mr. Chen served as a manager of Fuzhou Changdong Trading Co. Ltd. From February 2002 to January 2008, Mr. Chen served as general manager of Huanyu International Co. Ltd. From March 2008 to March 2015, Mr. Chen served as the general manager of Guangzhou Taihao Trading Co., Ltd. From January 2010 to March 2013, Mr. Chen served as the chairman and general manager of Xiamen Blue Hat Culture Communication Ltd. Mr. Chen received his EMBA from Renmin University of China.

Caifan He has served as chief financial officer and a member of the board of directors of Blue Hat since December 2018. Mr. He has served as a director, deputy general manager and financial controller of Blue Hat Fujian since August 2015. Mr. He is a director of Celebrate Hat Limited, a shareholder of Blue Hat. Mr. He served as a middle school teacher in Cangchang Village from July 1994 to December 1996 in Anhua County. From January 1997 to January 2000, Mr. He served as the accountant, accounting supervisor and account manager of Guangzhou Changdong Industrial Co., Ltd. From February 2000 to March 2008, Mr. He served as the finance manager and financial director of Guangzhou Tiandixing Telecommunications Co., Ltd. From March 2008 to January 2012, Mr. He served as the finance manager of Guangzhou Taihao Trading Co., Ltd. From March 2013 to August 2015, Mr. He served as a director and financial controller of Blue Hat (Xiamen) Culture Communication Co., Ltd. Mr. He received a College Diploma in Finance from Hunan University of Finance and Economics.

Jianyong Cai has served as chief technology officer and a member of the board of directors of Blue Hat since December 2018. Mr. Cai has served as a director, deputy general manager and chief engineer of Blue Hat Fujian since January 2010. Mr. Cai taught in the School of Optoelectronics and Information Engineering of Fujian Normal University from August 1983 to June 2002. Since July 2002, Mr. Cai has served as an associate professor at the School of Optoelectronics and Information Engineering at Fujian Normal University, where he mainly works on Data Communication Principles, Communication Network Foundation, Software Engineering and other undergraduate courses as well as Communication Network Theory and Technology, Computer Network Architecture and other postgraduate courses. Mr. Cai received a Bachelor’s Degree in Data Communication Principles, Communication Network Foundation and Software Engineering from University of Science and Technology of China.

Qinyi Fu has served as a member of the board of directors of Blue Hat since December 2018. Mr. Fu served as an auditor of Ernst & Young China Certified Public Accountants from October 2010 to January 2012.Mr. Fu served as a senior auditor of Deloitte China Certified Public Accountants from January 2012 to December 2015. Mr. Fu served as a partner of Ruihua Certified Public Accountants from December 2015 to May 2018. Mr. Fu has served as a partner of Dahua Certified Public Accountants since June 2018. Mr. Fu received a Bachelor’s Degree in International Economics and Trade and a Master’s Degree in International Economics from Xiamen University.

Jun Ouyang has served as a member of the board of directors of Blue Hat since December 2018. Mrs. Ouyang served as a professional teacher in the Department of Economic Management of Zhangzhou City College from August 2009 to August 2016. Mrs. Ouyang has been studying for a Ph.D. in Marketing from Xiamen University since September 2016. Mrs. Ouyang received a Bachelor’s Degree in Computer Science and Engineering from Xi’an University of Finance and Economics and a Master’s Degree in Management Science and Engineering from Fuzhou University.

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Huibin Shen has served as a member of the board of directors of Blue Hat since December 2018. Mr. Shen has served as the director of the capital market department of Beijing Jingshi Law Firm (Xiamen) since November 2017. Mr. Shen served as vice director of the capital market department of Beijing Dentons Law Offices, LLP (Xiamen) from March 2009 to November 2017. Mr. Shen is also an arbitrator of the Xiamen Arbitration Commission. Mr. Shen received a Bachelor’s Degree in Law from East China University of Political Science and Law and a Master’s Degree in Civic and Commercial Law from China University of Political Science and Law.

Can Su has served as a member of the board of directors of Blue Hat since December 2018. Mr. Su has served as account manager of Xiamen Rural Commercial Financing Guarantee Co., Ltd. since January 2018. Mr. Su served as account manager of Xiamen Rural Commercial Bank Asset Management Co., Ltd. from December 2015 to December 2017. Mr. Su received a Bachelor’s Degree in Logistics Management from Xiamen University Tan Kah Kee College and an MBA from High Point University.

Family Relationships

Jianyong Cai, our chief technology officer and director, is the brother of Juanjuan Cai, a director and shareholder of Blue Hat Fujian and the wife of Xiaodong Chen, our chief executive officer and director. There are no other family relationships between any of Blue Hat’s executive officers and directors.

Shaohong Chen, the owner of Prosper Hat Limited and Shaohong Holding Limited and a shareholder of Blue Hat Fujian, is the sister of Xiaodong Chen.

B. Compensation

Employment Agreements, Director Agreements and Indemnification Agreements

In December 2018, we entered into employment agreements with each of Xiaodong Chen, Caifan He and Jianyong Cai, pursuant to which such individuals agreed to serve as our executive officers until December 2023. Such terms will be automatically extended for six-month periods unless the agreements are terminated in accordance with their terms. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon 60 days’ advance written notice. Each executive officer may resign at any time upon 60 days’ advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

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In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

We have also entered into indemnification agreements with each of our executive officers and directors. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

We have also entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement.

Compensation of Director and Executive Officers

For the year ended December 31, 2019, we paid an aggregate of approximately RMB 1,407,376 ($204,133) in cash to our directors and executive officers.

We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our director and executive officers. Our subsidiaries and VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Equity Awards

We did not grant any equity awards to our executive officers or directors during the fiscal year ended December 31, 2019.

Incentive Compensation

We do not maintain any cash incentive or bonus programs.

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2019 Director and Executive Officer Compensation Table

The following table sets forth information regarding the compensation paid to our directors and our executive officers for service on our board of directors or as an executive officer during the year ended December 31, 2019.

Name	Fees Earned in Cash	All Other Compensation	Total
Xiaodong Chen	RMB 663,600 ($96,252)	-	RMB 663,600 ($96,252)
Caifan He	RMB 468,000 ($67,881)	-	RMB 468,000 ($67,881)
Qinyi Fu	$10,000 (RMB 68,944)	-	$10,000 (RMB 68,944)
Jun Ouyang	$10,000 (RMB 68,944)	-	$10,000 (RMB 68,944)
Huibin Shen	$10,000 (RMB 68,944)	-	$10,000 (RMB 68,944)
Can Su	$10,000 (RMB 68,944)	-	$10,000 (RMB 68,944)

During the year ended December 31, 2019, Jianyong Cai did not receive any compensation.

C. Board practices

Board of Directors

Duties of Directors

Under Cayman Islands law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

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Under Cayman Islands law, all of our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by any of our directors is breached. You should refer to “Description of Share Capital and Governing Documents - Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on the standard of corporate governance under Cayman Islands law.

Composition of our Board of Directors

Our board of directors currently consists of seven directors. Our board of directors has determined that each of Qinyi Fu, Jun Ouyang, Huibin Shen and Can Su is an “independent director” as defined under the Nasdaq rules. Our board of directors is composed of a majority of independent directors. Pursuant to our amended and restated memorandum and articles of association, each director will serve until his successor is duly elected or appointed or his earlier resignation or removal.

Committees of our Board of Directors

Our board of directors has established an audit committee, a remuneration committee and a nomination and governance committee, which have the responsibilities and authority necessary to comply with applicable Nasdaq rules. The audit committee is comprised of Qinyi Fu, Jun Ouyang, and Can Su. The remuneration committee is comprised of Jun Ouyang and Can Su. The nomination and governance committee is comprised of Jun Ouyang and Huibin Shen.

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Audit Committee

Qinyi Fu, Jun Ouyang and Can Su serve as members of the audit committee. Qinyi Fu serves as the chair of the audit committee. All of the audit committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. Our board of directors has determined that Qinyi Fu possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC and Nasdaq. The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Remuneration Committee

Jun Ouyang and Can Su serve as members of the remuneration committee. Jun Ouyang serves as the chair of the remuneration committee.  All of our remuneration committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. The remuneration committee is responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nomination and Governance Committee

Jun Ouyang and Huibin Shen serve as members of the nomination and governance committee. Jun Ouyang serves as the chair of the nomination and governance committee.  All of the nomination and governance committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. The nomination and governance committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and for reviewing our corporate governance policies.

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D. Employees

As of December 31, 2019, we had 100 employees, all of which were full-time employees located in China.

We have also engaged, and may continue to engage, subcontractors to assist us with our manufacturing. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of August 14, 2020 for:

●	each beneficial owner of 5% or more of our outstanding ordinary shares;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days of the date of this prospectus. Percentage ownership calculations are based on 35,141,114 ordinary shares outstanding as of August 14, 2020.

Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise indicated in the table below, addresses of our directors, executive officers and named beneficial owners are in care of Blue Hat Interactive Entertainment Technology, 7th Floor, Building C, No. 1010 Anling Road, Huli District, Xiamen, China 361009, and our telephone number is 86-592-228-0081.

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Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Shareholders:
Victory Hat Limited(1)	13,089,153	37.25%
Prosper Hat Limited(2)	6,373,227	18.14%
Shaohong Holding Limited(3)	2,232,659	6.35%
Directors and Executive Officers:
Xiaodong Chen(4)	14,034,684	39.94%
Caifan He(5)	1,004,950	2.86%
Jianyong Cai(6)	-	-
Qinyi Fu	-	-
Jun Ouyang	-	-
Huibin Shen	-	-
Can Su	-	-
All current directors and executive officers as a group (7 persons)	15,039,634	42.80%

*	Less than 1%

(1)	The registered address of Victory Hat Limited, a British Virgin Islands company, is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Xiaodong Chen, our chief executive officer and director, is the owner of Victory Hat Limited and holds the voting and dispositive power over the ordinary shares held by Victory Hat Limited.

(2)	The registered address of Prosper Hat Limited, a British Virgin Islands company, is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Shaohong Chen is the owner of Prosper Hat Limited and holds the voting and dispositive power over the ordinary shares held by Prosper Hat Limited. Shaohong Chen is a shareholder of Blue Hat Fujian and is the sister of Xiaodong Chen.

(3)	The registered address of Shaohong Holding Limited, a British Virgin Islands company, is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Shaohong Chen is the owner of Shaohong Holding Limited and holds the voting and dispositive power over the ordinary shares held by Shaohong Holding Limited. Shaohong Chen is a shareholder of Blue Hat Fujian and is the sister of Xiaodong Chen.

(4)	Includes the 13,089,153 ordinary shares held by Victory Hat Limited and the 945,531 ordinary shares held by Beautiful Scenery Limited, a British Virgin Islands company, with a registered address at Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Juanjuan Cai, a director and shareholder of Blue Hat Fujian and the wife of Xiaodong Chen, is the owner of Beautiful Scenery Limited. Juanjuan Cai holds the voting and dispositive power over the ordinary shares held by Beautiful Scenery Limited.

(5)	Represents the 1,004,950 ordinary shares held by Celebrate Hat Limited, a British Virgin Islands company with a registered address at Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Caifan He is the owner of Celebrate Hat Limited and holds the voting and dispositive power over the ordinary shares held by Celebrate Hat Limited.

(6)	Jianyong Cai is the brother of Juanjuan Cai, the wife of Xiaodong Chen.

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DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•	Memorandum and Articles of Association;

•	The Companies Law (2020 Revision) (as amended) of the Caymans Islands, which is referred to as the Companies Law below; and

•	Common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is 50,000,000 ordinary shares with a par value of $0.001 per ordinary share. As of the date of this prospectus, there are 33,000,000 ordinary shares issued and outstanding.

Our post-offering memorandum and articles of association will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering.  We have included summaries of material provisions of our post-offering memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our share capital. The summaries do not purport to be complete and are qualified in their entirety by reference to our post-offering memorandum and articles of association, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Issuance of Shares and Changes to Capital

Our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in our capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Law. We will not issue bearer shares.

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We may, subject to the provisions of the Companies Law, our post-offering memorandum and articles of association, the SEC and Nasdaq, from time to time by shareholders resolution passed by a simple majority of the voting rights entitled to vote at a general meeting: increase our capital by such sum, to be divided into shares of such amounts, as the relevant resolution shall prescribe; consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination; sub-divide our existing shares, or any of them, into shares of smaller amounts than is fixed pursuant to our post-offering memorandum and articles of association; and cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled.

We may also, subject to the provisions of the Companies Law, our post-offering memorandum and articles of association, the SEC and Nasdaq: issue shares on terms that they are to be redeemed or are liable to be redeemed; purchase our own shares (including any redeemable shares); and make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Law, including out of our capital.

Dividends

Subject to the Companies Law, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at the general meeting, declare dividends (including interim dividends) to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be paid in proportion to the number of ordinary shares a shareholder holds during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

In addition, our board of directors may resolve to capitalize any undivided profits not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the our share premium account or capital redemption reserve; appropriate the sum resolved to be capitalized to the shareholders who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those shareholders, or as they may direct, in those proportions, or partly in one way and partly in the other; resolve that any shares so allotted to any shareholder in respect of a holding by him/her of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend; make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable in fractions; and authorize any person to enter on behalf of all our shareholders concerned in an agreement with us providing for the allotment of them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such shareholders.

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Voting and Meetings

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and all calls or installments then payable by such shareholder to us in respect of our ordinary shares must have been paid. Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per share.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call annual general meetings; however, our post-offering memorandum and articles of association provide that in each year we will hold an annual general meeting of shareholders at a time determined by our board of directors. Also, we may, but are not required to (unless required by the Law), in each year hold any other extraordinary general meeting.

The Companies Law of the Cayman Islands provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of shareholders representing not less than two-thirds of the voting rights entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, shareholders may propose only ordinary resolutions to be put to a vote at such meeting and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or with respect to the size of the board. Our post-offering memorandum and articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. Subject to regulatory requirements, our annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote (with regards to an annual general meeting), and the holders of 95% in par value of the shares entitled to attend and vote (with regard to an extraordinary general meeting), that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be convened for a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means. We will observe the statutory minimum convening notice period for a general meeting of shareholders.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of our issued voting shares entitled to vote upon the business to be transacted.

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A resolution put to the vote of the meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting (except for certain matters described below which require an affirmative vote of two-thirds). Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering memorandum and articles of association.

Our post-offering memorandum and articles of association provide that the affirmative vote of no less than two-thirds of votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting shall be required to approve any amendments to any provisions of our post-offering memorandum and articles of association that relate to or have an impact upon the procedures regarding the election, appointment, removal of directors and size of the board.

Transfers of Shares

Subject to any applicable restrictions set forth in our post-offering memorandum and articles of association, any of our shareholders may transfer all or a portion of their ordinary shares by an instrument of transfer in the usual or common form or in the form prescribed by Nasdaq or in any other form which our board of directors may approve. Our board of directors may, in its absolute discretion, refuse to register a transfer of any common share that is not a fully paid up share to a person of whom it does not approve, or any common share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any common share to more than four joint holders or a transfer of any share that is not a fully paid up share on which we have a lien. Our board of directors may also decline to register any transfer of any registered common share unless: a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof; the instrument of transfer is in respect of only one class of shares; the ordinary shares transferred are fully paid and free of any lien; the instrument of transfer is lodged at the registered office or such other place (i.e., our transfer agent) at which the register of shareholders is kept, accompanied by any relevant share certificate(s) and/or such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer; and if applicable, the instrument of transfer is duly and properly stamped.

If our board of directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively.

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If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie the whole or any part of our assets and may, for such purpose, value any assets and determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of a special resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Anti-Takeover Provisions

Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Inspection of Books and Records

Holders of ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our board of directors may determine from time to time whether our accounting records and books shall be open to the inspection of our shareholders not members of our board of directors. Notwithstanding the above, our post-offering memorandum and articles of association provide our shareholders with the right to receive annual audited financial statements. Such right to receive annual audited financial statements may be satisfied by filing such annual reports as we are required to file with the SEC.

Register of Shareholders

Under Cayman Islands law, we must keep a register of shareholders that includes: the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member; the date on which the name of any person was entered on the register as a member; and the date on which any person ceased to be a member.

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Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. An exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation;

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preferred Shares

Our board of directors is empowered to designate and issue from time to time one or more classes or series of preferred shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

The Cayman Islands Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States (particularly Delaware) and their shareholders.

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	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Core duties are:

•   a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

•   a duty not to personally profit from opportunities that arise from the office of director;

•   a duty of trusteeship of the company’s assets;

•   a duty not to put himself in a position where the structures of a company conflict of his or her personal interest on his or her duty to a third party to avoid conflicts of interest; and

•   a duty to exercise powers for the purpose for which such powers were conferred.

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A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Law of the Cayman Islands does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of directors and officers. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director's liability to the extent that the liability is a consequence of the director committing a crime or of the director's own fraud, dishonesty or willful default.
Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors

Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

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Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Law of the Cayman Islands requires that a special resolution be passed by a super majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Law of the Cayman Islands defines "special resolutions" only. A company's memorandum and articles of association can therefore tailor the definition of "ordinary resolutions" as a whole, or with respect to specific provisions.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.
Directors' Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.
Nomination and Removal of Directors and Filling Vacancies on Board

Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

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Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Cayman Islands Companies Law provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a "consolidation" and a "merger." In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.
Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the new rules, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

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The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

• the statutory provisions as to the required majority vote have been met;

• the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

• the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

• the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

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When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

• a company acts or proposes to act illegally or ultra vires;

• the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

• those who control the company are perpetrating a "fraud on the minority.

Inspection of Corporate Records

Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Companies Law of the Cayman Islands does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

The Companies Law of the Cayman Islands allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Law of the Cayman Islands does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

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Listing

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “BHAT”. There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Transfer Agent and Registrar of Shares

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Private Placement of Senior Convertible Notes and Warrants

On July 8, 2020, Blue Hat Interactive Entertainment Technology (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with two accredited institutional investors (each a “Holder” and collectively the “Holders”) to sell senior secured convertible notes (the “Convertible Notes”) of the Company in a private placement (the “Private Placement”) to the Holders, in the aggregate principal amount of $3,262,000, together with the issuance of warrants (the “Warrants” and, together with the Convertible Notes, the “Securities”) to acquire up to 784,000 ordinary shares of the Company (the “Ordinary Shares”) for an aggregate cash purchase price of $2,800,000 (reflecting an original issue discount of $462,000).

FT Global Capital, Inc. is acting as the sole placement agent (the “Placement Agent”) in the Private Placement. The Placement Agent will receive a placement agent fee representing 8.0% of the gross cash proceeds at the closing. Upon closing of the sale of the Convertible Notes and the Warrants (the “Closing”), the Company is expected to receive gross cash proceeds of $2.8 million. The Company will receive approximately $2.4 million in net proceeds at Closing, after deducting placement agent fees payable to the Placement Agent and certain other transaction expenses, including expenses of counsel in connection with the transaction.

The following descriptions of the SPA, Convertible Notes, Warrants, Shareholder Pledge Agreement, Registration Rights Agreement and Voting Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements, the forms of which were attached as Exhibit 99.1 through 99.6 to the Form 6-K filed in connection therewith on July 9, 2020.

Convertible Notes

The Convertible Notes mature on October 30, 2021 (subject to extension in certain circumstances, including bankruptcy and outstanding events of default). The following is a brief description of the terms of the Convertible Notes:

Interest

The Convertible Notes do not bear interest except upon the occurrence of an Event of Default (as described below and as defined in the Convertible Notes), in which event the applicable rate will be 15.00% per annum.

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Amortization

Starting on October 15, 2020, then on October 30, 2020 and then on the last trading day of the month for each month thereafter, and on the maturity date (each, an “Installment Date”), unless deferred or accelerated as described below, the Company is required to make monthly amortization payments equal to 1/12th of the initial principal and interest of the Convertible Notes payable (the “Installment Amount”), which, subject to the satisfaction of certain equity conditions set forth in the Convertible Note, shall be satisfied in Ordinary Shares (each, an “Installment Conversion”) at a conversion price equal to the lower of (i) the conversion price then in effect and (ii) the greater of (x) $0.264 (the “Floor Price”) and (y) the lower of (A) 85% of the volume weighted average price in the trading day immediately preceding the applicable Installment Date and (B) 85% of the average of the volume weighted average price of the three trading days with the lowest volume weighted average price during the 20 trading days prior to and including the trading day immediately prior to the applicable Installment Date or, at the Company’s option, may be satisfied in cash at a redemption price equal to 105% of such Installment Amount (each, an “Installment Redemption”). Shares to be issued with respect to any such installment will be predelivered on the second (2nd) trading day after the applicable Installment Notice Date (as defined in the Convertible Note) with a true-up on the applicable Installment Date.

Notwithstanding the foregoing, a Holder may, at its sole option, elect to defer any Installment Amount until a subsequent Installment Date selected by the Holder and may also elect to accelerate the conversion of future Installment Amounts to the current Installment Date, so long as such accelerated amount does not exceed four times any applicable Installment Amount.

Conversion; Alternate Conversion upon Event of Default

The Convertible Notes are convertible at any time or times after the issuance date in whole or in part, at the option of the Holders thereof, into Ordinary Shares at a conversion price of $1.25 per share (the “Conversion Price”). The Conversion Price is subject to full ratchet antidilution protection upon any subsequent transaction at a price lower than the conversion price then in effect and standard adjustments in the event of share split, share dividend, share combination, recapitalization or other similar transaction, as further provided in the Convertible Notes.

If an Event of Default has occurred under the Convertible Notes, the Holders may elect to alternatively convert their Convertible Notes (including the 15% premium that would otherwise be payable in a cash acceleration thereof) at an alternate conversion price equal to the lower of (i) the conversion price then in effect and (ii) the greater of (x) the Floor Price and (y) the lower of (A) 80% of the volume weighted average price as of the trading day immediately preceding the delivery or the deemed delivery of the applicable conversion notice, (B) 80% of the volume weighted average price as of the trading day of the delivery or deemed delivery of the applicable conversion notice, and (C) 80% of the average of the lowest volume weighted average price of the three trading days with the lowest volume weighted average price during the 20 trading days prior to and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Conversion Limitation

The Holders of the Convertible Notes will not have the right to convert any portion of the Convertible Notes, to the extent that, after giving effect to such conversion, such Holder (together with certain related parties) would beneficially own in excess of 4.99% of the Ordinary Shares outstanding immediately after giving effect to such conversion, as to be elected by such Holder on or prior to the Closing Date (as defined in the SPA). A Holder may from time to time increase this limit to 9.99%, as to be elected by such Holder on or prior to the Closing Date, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase.

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Events of Default

The Convertible Notes includes certain customary Events of Default, including, among other things, the breach of the financial covenant described in “—Covenants” below, the termination of either Xiaodong Chen, the Company’s Chief Executive Officer, by the Company for any reason, and if Jolie Kahn ceases to be the Company’s financial advisory.

In connection with an Event of Default, the holders of the Convertible Notes may require the Company to redeem any or all of the Convertible Notes. The redemption price will equal the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 115% and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the product of (1) 115% multiplied by (2) the greatest Closing Sale Price of the Ordinary Shares on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required, as determined in accordance with the Convertible Notes.

Upon the occurrence of a Bankruptcy Event of Default (as defined in the Convertible Notes), the Convertible Notes would automatically become immediately due and payable in cash in an amount equal to all outstanding principal, interest, and late charges multiplied by a redemption premium of 115%.

Change of Control

In connection with a Change of Control (as defined in the Convertible Notes), the Holders of the Convertible Notes may require the Company to redeem all or any portion of the Convertible Notes. The redemption price per share will equal the greatest of (i) 115% of the outstanding principal of the Convertible Notes to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the Ordinary Shares underlying the Convertible Notes, as determined in accordance with the Convertible Notes, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the Ordinary Shares underlying the Convertible Notes, as determined in accordance with the Convertible Notes.

Fundamental Transactions

The Company cannot enter a Fundamental Transaction (as defined in the Convertible Notes), unless the successor entity assumes all of the obligations under the Convertible Notes pursuant to written agreements satisfactory to the holder of the Convertible Notes, and the successor entity is a publicly traded corporation whose common equity or ordinary shares, as applicable, are quoted or listed on a national securities exchange.

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Subsequent Placement Optional Redemption

At any time after the earlier of the date a Holder becomes aware of any placement by the Company of equity or equity-linked securities or the date of consummation of such a placement, subject to certain limited exceptions, the Holder will have the right to have the Company redeem a portion of the Holder’s Convertible Note not in excess of 35% of the gross proceeds from such placement at a redemption price of 115% of the portion of the Convertible Note subject to redemption. If the Holder is participating in any such placement, the Holder may apply the redemption amount against the purchase price of the securities in such placement.

Covenants

The Company will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. The Company also will be subject to a financial covenant that requires it to maintain available cash in the amount of $700,000 as of the last day of each calendar month.

Warrants

The Warrants are immediately exercisable upon their issuance, and expire on the fourth anniversary of the issuance date of the Warrants. The following is a brief description of the terms of the Warrants:

Exercise Price

The Warrants will initially be exercisable at an exercise price of $1.25 per share, subject to adjustment as provided in “—Adjustments” below. The Warrants can be exercised on a cashless basis if there is no effective registration statement registering, or no current prospectus available for, the resale of the ordinary shares underlying the Warrants.

The Warrants require “buy-in” payments to be made by the Company for failure to deliver any ordinary shares issuable upon exercise.

Adjustments

The exercise price is subject to full ratchet antidilution protection upon any subsequent transaction at a price lower than the exercise price then in effect and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. Upon any adjustment to the exercise price, the number of ordinary shares that may be purchased upon exercise of the Warrants will be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of ordinary shares issuable upon warrant exercise will be the same as the aggregate exercise price in effect immediately prior to such adjustment. If the Company issues, sells or enters into any agreement to issue or sell, any variable rate securities, the selling shareholders have the additional right to substitute the variable price (or formula) of such securities for the exercise price.

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Exercise Limitation

The Holders of the Warrants will not have the right to convert any portion of the Warrants to the extent that, after giving effect to such conversion, such Holder (together with certain related parties) would beneficially own in excess of 4.99% of the Ordinary Shares outstanding immediately after giving effect to such exercise, as to be elected by such Holder on or prior to the Closing Date. A Holder may from time to time increase this limit to 9.99%, as to be elected by such Holder on or prior to the Closing Date, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase.

Events of Default

At any time after the occurrence of an Event of Default (as defined in the Convertible Notes), at the request of a Holder, the Company or the successor entity (as the case may be) shall purchase the Warrant from such Holder on the date of such request by paying to the Holder cash in an amount equal to the Event of Default Black Scholes Value (as defined in the Warrants).

Fundamental Transactions

In connection with a Fundamental Transaction, at the request of the a Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Report on Form 6-K filed with the SEC, the Company or the successor entity (as the case may be) shall purchase the Warrant from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value (as defined in the Warrants). Payment of such amounts shall be made by the Company (or at the Company’s direction) to the Holder on or prior to the later of (x) the second (2nd) trading day after the date of such request and (y) the date of consummation of such Fundamental Transaction.

Shareholder Pledge Agreement

The Company, the Holders and a shareholder of the Company (the “Principal Shareholder”) will enter into a Shareholder Pledge Agreement, to be effective as of July 27, 2020, pursuant to which the Principal Shareholder will agree to pledge 3,500,000 Ordinary Shares in favor of the Holders to secure the Company’s performance of its obligations in the Private Placement.

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Registration Rights Agreement

In connection with the Private Placement, the Company and the Holders will enter into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file with the SEC a registration statement for resale of the Ordinary Shares issuable upon conversion of the Convertible Notes and exercise of the Warrants, including the Placement Agent Warrant within 30 days and to have the registration statement declared effective within 90 days of after the Closing of the SPA. The Registration Rights Agreement also grants the Holders customary “piggyback” registration rights. If the Company fails to file the registration statement or have it declared effective by the deadlines above, or if certain other conditions relating to the availability of the registration statement and current public information are not met, the Company will pay certain Registration Delay Payments to such Holders (as defined in the Registration Rights Agreement).

Voting Agreement

The Company will also enter into a voting agreement (the “Voting Agreement”) with certain shareholders of the Company, including the Principal Shareholder, pursuant to which such shareholders will agree to vote the Ordinary Shares now owned or hereafter acquired by each shareholder in favor of the Shareholder Resolutions (as defined in the SPA).

Securities Purchase Agreement

The SPA contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the SPA, the Company also agreed to the following additional covenants:

•	During the period commencing on July 8, 2020 through and including the 90th trading day after the earlier to occur of (i) the first date on which a registration statement is declared effective by the SEC, or (ii) the first date on which all of the registrable securities are eligible to be resold by the selling shareholders pursuant to Rule 144, the Company may not issue, offer, sell or grant any equity or equity-linked security, subject to certain limited exceptions.

•	So long as the Convertible Notes or Warrants remain outstanding, the Company will not effect or enter an agreement to effect any variable rate transaction.

•	The Company will hold a shareholder meeting, by no later than September 30, 2020, to approve resolutions (the “Shareholder Resolutions”) authorizing an increase in the Company’s authorized Ordinary Shares from 50,000,000 to 100,000,000. The Company will be obligated to continue to seek shareholder approval by December 31, 2020, and quarterly thereafter, until such approval is obtained.

In addition, the Company granted the Holders participation rights in future equity and equity-linked offerings of securities during the three years after the Closing in an amount of up to 40% of the securities being sold in such offerings.

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Placement Agent

FT Global Capital, Inc. acted as the exclusive placement agent and will receive a fee of 8% of the gross proceeds of the Private Placement, plus up to $60,000 in certain reimbursable expenses, and a placement agent warrant (the “Placement Agent Warrant”), exercisable at an initial exercise price of $1.25 per share, subject to standard adjustments in the event of any share split, share dividend, share combination, recapitalization or other similar transaction, as further set forth in the Placement Agent Warrant, to purchase up to that number of Ordinary Shares equal to 10% of the aggregate number of Ordinary Shares issuable pursuant to the Convertible Notes placed in the Private Placement (the “Placement Agent Warrant Shares”).

The Convertible Notes, the Conversion Shares, the Warrants, the Warrant Shares (as defined in the Warrants), the Placement Agent Warrant and the Placement Agent Warrant Shares are being offering and sold pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder, for the sale of securities not involving a public offering.

The preceding descriptions are summaries of the proposed transaction and the SPA entered into by the Company in connection therewith and do not purport to be complete descriptions of the rights and obligations of the parties thereunder. Such summaries are qualified in their entirety by reference to the Form of SPA, the Form of Convertible Notes, the Form of Warrants, the Form of Registration Rights Agreement, the Form of Shareholder Pledge Agreement, the Form of Voting Agreement and the other transaction agreements, which were filed as exhibits to the Report on Form 6-K. filed on July 9, 2020 with the SEC. Investors and security holders of the Company are urged to read the exhibits filed herewith in their entirety because they contain important information about the proposed transaction.

During the last three years, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties:

As of December 31, 2019, December 31, 2018 and December 31, 2017, we owed $21,341, $62,368 and $33,654, respectively, to Xiaodong Chen, our chief executive officer, director and a shareholder of Blue Hat Fujian, as a result of a loan from Xiaodong Chen who paid for certain leases on our behalf. These loans are unwritten, interest free and due on demand. These amounts are included in the consolidated financial statements as related party payables. See Note 11 of the notes to the consolidated financial statements included elsewhere in this annual report. As of December 31, 2018, Lin Zhao, general manager of Blue Hat Shenyang, and Liang Yuan, general manager of Blue Hat Hunan, owed $3,419 and $8,617, respectively, to us as a result of employee advances. These amounts are included in the consolidated financial statements as other receivables - related parties. See Note 11 of the notes to the consolidated financial statements included elsewhere in this annual report.

In February 2017, Xiaodong Chen and Blue Hat Fujian entered into a vehicle rental agreement which provides that Xiaodong Chen rents a self-owned vehicle to Blue Hat Fujian for office use. The rental fee was RMB 3,500 ($500) per month and the rental term was from February 3, 2017 to February 2, 2019. As of February 2, 2019, the vehicle was no longer being used and the parties do not intend to enter into a new vehicle rental agreement.

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Xiaodong Chen and Juanjuan Cai, a director and shareholder of Blue Hat Fujian and the wife of Xiaodong Chen, were, and are, guarantors of certain of our short-term loans.

Jianyong Cai, our chief technology officer and director, is the brother of Juanjuan Cai, the wife of Xiaodong Chen.

Shaohong Chen, the owner of Prosper Hat Limited and Shaohong Holding Limited and a shareholder of Blue Hat Fujian, is the sister of Xiaodong Chen.

Rule 144

In general, persons who have beneficially owned restricted ordinary shares for at least six months, and any affiliate of the company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•	the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

•	we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•	1% of the number of ordinary shares then outstanding; or

•	the average weekly trading volume of our ordinary shares in the form of ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

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Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this offering and hold such ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, grantor trusts, brokers, dealers or traders in securities, commodities, currencies or notional principal contracts, certain former citizens or long-term residents of the United States, persons who hold our ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our ordinary shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

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As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares who is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in such ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares.

Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our ordinary shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income is “passive income”, or the PFIC income test, or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, or the PFIC asset test. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of a taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we do not presently expect to be a PFIC for our current taxable year or the foreseeable future. However, there can be no assurance given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares , and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

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If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and one of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-United States subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and accordingly, cannot be classified as lower-tier PFICs. However, non-United States subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-United States subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares if a valid “mark-to-market” election is made by the U.S. Holder for our ordinary shares. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the ordinary shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

Our ordinary shares will be marketable stock as long as they remain listed on the Nasdaq Capital Market and are regularly traded. A mark-to-market election will not apply to the ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares.

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Except for stamp duties which may be applicable on instruments executed in or brought within the jurisdiction of the Cayman Islands, no stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery of the ordinary shares. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands' taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of the ordinary shares. Payments of dividends and capital in respect of the ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the ordinary shares, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to the ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received’’ deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation’’ to certain non-corporate U.S. Holders may be are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences’’), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder's income on the date of the depositary's receipt of the dividend. The amount of any dividend income paid in Cayman Islands dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect to the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

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A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,’’ a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed as ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our ordinary shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our ordinary shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our ordinary shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our ordinary shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

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EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Cayman Taxation

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, we have obtained an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 30 years November 16, 2018 imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on the ordinary shares, debentures or other obligations of ours.

PRC

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

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Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those issuable to the selling shareholders upon conversion of the notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see “Private Placement of Notes and Warrants” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders, based on their respective ownership of ordinary shares, notes and warrants, as of August 14, 2020, assuming conversion of the notes and exercise of the warrants held by each such selling shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the ordinary shares being offered by this prospectus by the selling shareholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, this prospectus generally covers the resale of the sum of (i) the maximum number of ordinary shares issued or issuable pursuant to the Notes, and (ii) the maximum number of ordinary shares issued or issuable upon exercise of the warrants, in each case, determined as if the outstanding notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at a conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the notes and the warrants, a selling shareholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of shares of our ordinary shares which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares of Owned After Offering
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (1)	6,830,720	6,830,720	0
Hudson Bay Master Fund Ltd. (2)	6,830,720	6,830,720	0
Jian Ke (3)	521,380	521,380	0

(1)	Under the terms of the Warrants, the holder does not have the right to exercise the Warrants to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Maximum Percentage. However, by sixty-one (61) days’ prior notice to us the holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. The numbers in the second column reflect these limitations. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 222 Broadway, 19th Fl, New York, NY 10038. Mr. Khatri is not affiliated with any FINRA members. This selling stockholder acquired the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(2)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund

Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital

Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Mr. Gerber is not affiliated with any FINRA members . Under the terms of the Warrants, the holder does not have the right to exercise the Warrants to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Maximum Percentage, which is set at 9.99%.

(3)	Mr. Ke is the President of FT Global Capital, Inc. (Member FINRA/SIPC), 5 Concourse Parkway, Suite 3000, Atlanta, GA, 30328.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon conversion of the notes and exercise of the warrants to permit the resale of these ordinary shares by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares, although we will receive the exercise price of any Warrants not exercised by the selling shareholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

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The selling shareholders may also sell ordinary shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the ordinary shares by other means not described in this prospectus. If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the notes, warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

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Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, estimated to be $[     ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

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EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of ordinary shares in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$2181.75
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fee and expenses
Miscellaneous
Total

*	Other fees not capable of estimation at this time.

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LEGAL MATTERS

We are being represented by Jolie Kahn, Esq. with respect to certain legal matters of U.S. federal securities. The validity of our shares underlying our ordinary shares and certain other matters of Cayman Islands law will be passed upon for us by Campbells. Certain legal matters as to PRC law will be passed upon for us by Beijing Dentons Law Offices, LLP.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the report ofJLKZ CPA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of JLKZ CPA, LLP is 13620 38th Ave Ste 10H, Flushing, NY 11354 .

ENFORCEMENT OF LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any State in the United States.

Cayman Islands

We have been advised by Campbells, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature.

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We have also been advised by Campbells that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that: (a) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process, (b) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations, (c) the judgment was final and conclusive and for a liquidated sum, (d) the judgment was not obtained by fraud, and (e) the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

PRC

We have been advised by Dentons, our counsel as to PRC law, that the United States and the PRC do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the PRC. This uncertainty relates to whether such a judgment would be determined by the courts of the PRC to be penal or punitive in nature.

We have also been advised by Dentons that, according to Civil Procedural Law of the People’s Republic of China, where a judgment or ruling made by a foreign court which has come into legal effect requires ratification and enforcement by a People's Court of the People's Republic of China, the parties concerned may submit an application directly to an intermediate People's Court of the People's Republic of China which has jurisdiction for ratification and enforcement, or the foreign court may, pursuant to the provisions of the international treaty concluded or participated by the country and the People's Republic of China or in accordance with the principle of reciprocity, request for ratification and enforcement by the People's Court. For a judgment or ruling made by a foreign court which has come into legal effect for which ratification and enforcement is applied or requested, where a People's Court concludes, upon examination pursuant to the international treaty concluded or participated by the People's Republic of China or in accordance with the principle of reciprocity, that the basic principle of the laws of the People's Republic of China or the sovereignty, security or public interest of the People’s Republic of China is not violated, the People's Court shall rule on ratification of the validity; where there is a need for enforcement, an enforcement order shall be issued and enforced pursuant to the relevant provisions of this Law. Where the People's Court deemed that the basic principle of the laws of the People's Republic of China or the sovereignty, security or public interest of the People’s Republic of China is violated, the judgment or ruling made by the foreign court shall not be ratified and enforced.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

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You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a website at http://www.bluehatgroup.net. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

13,661,441 Shares

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Blue Hat Interactive Entertainment Technology

13,661,441 Ordinary Shares

PROSPECTUS

 .

, 2020

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Our post-offering memorandum and articles of association, which will become effective immediately upon completion of this offering, will empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

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We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

In connection with our incorporation, we issued an aggregate of 20,000,000 ordinary shares to certain investors for an aggregate of $20,000 in June 2018 and an aggregate of 13,000,000 ordinary shares to certain investors for an aggregate of $13,000 in October 2018.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder , in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedules

(a)

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)       If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(d)       The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX [to be updated]

Exhibit Number	Description of Exhibit
3.1†	Memorandum and Articles of Association, as currently in effect
3.2†	Form of Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1†	Specimen certificate evidencing ordinary shares
4.2†	Form of Representative’s Warrant
5.1*	Opinion of Campbells
10.1†	Unofficial English translation of Exclusive Business Cooperation Agreement, dated as of November 13, 2018, between Xiamen Duwei Consulting Management Co., Ltd. and Fujian Blue Hat Interactive Entertainment Technology Ltd.
10.2†	Unofficial English translation of Call Option Agreements, dated as of November 13, 2018, among the shareholders of Fujian Blue Hat Interactive Entertainment Technology Ltd., Fujian Blue Hat Interactive Entertainment Technology Ltd. and Xiamen Duwei Consulting Management Co., Ltd.
10.3†	Unofficial English translation of Equity Pledge Agreement, dated as of November 13, 2018, among the shareholders of Fujian Blue Hat Interactive Entertainment Technology Ltd., Fujian Blue Hat Interactive Entertainment Technology Ltd. and Xiamen Duwei Consulting Management Co., Ltd.
10.4†	Unofficial English translation of Shareholders’ Powers of Attorney, dated as of November 13, 2018
10.5†	Unofficial English translation of Irrevocable Commitment Letters, dated as of November 13, 2018
10.6†	Form of Indemnification Agreement between the registrant and its officers and directors
10.7†	Form of Indemnification Escrow Agreement
10.8†	Form of Director Agreement between the registrant and its directors
10.9†	Form of Independent Director Agreement between the registrant and its independent directors
10.10†	Form of Employment Agreement between the registrant and its officers
10.11†	Unofficial English translation of Customer Agreement between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Fujian Wei Ya Culture Communication Co., Ltd., dated as of July 6, 2017
10.12†	Unofficial English translation of Customer Agreement between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Dongguan Hou Jie Sheng Ping Toy Factory, dated as of June 8, 2017
10.13†	Unofficial English translation of Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Industrial Bank Co. Ltd., dated December 20, 2018
10.14†	Unofficial English translation of Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Industrial Bank Co. Ltd., dated December 20, 2018
10.15†	Unofficial English translation of General Contract for Highest Credit Granting between Fujian Blue Hat Interactive Entertainment Technology Ltd. and China Construction Bank, dated April 18, 2017
10.16†	Unofficial English translation of RMB Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and China Construction Bank, dated March 1, 2018
10.17†	Unofficial English translation of RMB Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and China Construction Bank, dated March 1, 2018
10.18†	Form of Securities Purchase Agreement dated July 8, 2020
10.19†	Form of Secured Convertible Promissory Note
10.20†	Form of Warrant to Purchase Ordinary Shares
10.21†	Form of Registration Rights Agreement
10.22†	Form of Shareholder Pledge Agreement
10.23†	Form of Voting Agreement
21.1†	List of Subsidiaries
23.1*	Consent of JLKZ CPA LLP, an independent registered public accounting firm
23.2*	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)
24.1†	Power of Attorney (included on signature page of Form F-1 filed on March 4, 2019)
99.1†	Code of Business Conduct and Ethics

*	Filed herewith

†	Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Xiamen, China, on August __, 2020.

Blue Hat Interactive Entertainment Technology

By:	/s/ Xiaodong Chen
Name: Xiaodong Chen
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiaodong Chen	Chief Executive Officer and Director	August 14, 2020
Xiaodong Chen	(Principal Executive Officer)

/s/ Caifan He	Chief Financial Officer and Director	August 14, 2020
Caifan He	(Principal Financial and Accounting Officer)

/s/ Jianyong Cai	Chief Technology Officer and Director	August 14, 2020
Jianyong Cai

/s/ Qinyi Fu	Director	August 14, 2020
Qinyi Fu

/s/ Jun Ouyang	Director	August 14, 2020
Jun Ouyang

/s/ Huibin Shen	Director	August 14, 2020
Huibin Shen

/s/ Can Su	Director	August 14, 2020
Can Su

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SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Blue Hat Interactive Entertainment Technology has signed this registration statement or amendment thereto in Newark, Delaware on August 14, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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